EXHIBIT 10.1

STOCK AND ASSET PURCHASE AGREEMENT

by and among

TYCO ELECTRONICS GROUP S.A.,

COBHAM DEFENSE ELECTRONIC SYSTEMS CORPORATION

and

COBHAM PLC

DATED MAY 12, 2008

i

EXHIBITS

Exhibit A	Specified Accounting Policies; General Ledger Accounts
Exhibit B	Cross License Agreement
Exhibit C	Distribution Agreement
Exhibit D	Supply Agreement
Exhibit E	Transition Services Agreement
Exhibit F	Working Capital Limit Calculations
Exhibit G	Sublease Agreement

STOCK AND ASSET PURCHASE AGREEMENT

This Stock and Asset Purchase Agreement (this “Agreement”) is made and entered into this 12th day of May, 2008 among Tyco Electronics Group S.A., a company organized under the laws of Luxembourg (“Seller”), Cobham Defense Electronic Systems Corporation a, Massachusetts corporation (“Purchaser”), and, solely for the purposes of Article IX, Cobham plc, a company incorporated under the laws of England and Wales (“Guarantor”).  Seller and Purchaser are herein referred to individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, Seller, through certain of its Subsidiaries, is engaged in the Business;

WHEREAS, Seller is the direct or indirect owner of controlling stock, partnership or limited liability company interests in the Equity Selling Entities as set forth in Schedule 1.1(a) of the Seller Disclosure Letter and of controlling stock, partnership or limited liability company interests in the Asset Selling Entities as set forth in Schedule 1.1(a) of the Seller Disclosure Letter;

WHEREAS, the Equity Selling Entities are the record and beneficial owners of the issued and outstanding shares of capital stock (collectively, the “Shares”) or the partnership or limited liability company interests (together with the Shares, the “Equity Interests”) of the Conveyed Entities, as set forth in Schedule 3.3(b) of the Seller Disclosure Letter;

WHEREAS, the Asset Selling Entities own the Purchased Assets; and

WHEREAS, the Parties desire that, at the Closing, (i) Seller shall cause the Equity Selling Entities to sell and transfer to Purchaser, and Purchaser shall purchase from the Equity Selling Entities, all of the Equity Interests of the Conveyed Entities owned by such Equity Selling Entities, and (ii) Seller shall cause the Asset Selling Entities to sell and transfer to Purchaser, and Purchaser shall purchase from the Asset Selling Entities, all of the Purchased Assets and assume all of the Assumed Liabilities, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1             Definitions.  As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“Accountant” shall have the meaning set forth in Section 2.7(b).

“Actual Value” shall have the meaning set forth in Section 2.7(b)(iii).

“ADSP” shall have the meaning set forth in Section 7.14(c).

“ADSP Allocation” shall have the meaning set forth in Section 7.14(c).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, that, for the purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Purchase Price” shall have the meaning set forth in Section 2.6.

“Agreed Claims” shall have the meaning set forth in Section 8.6(c).

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Allocation” shall have the meaning set forth in Section 2.8(a).

“Antitrust Laws” shall mean the Sherman Act of 1890, as amended, the Clayton Act of 1914, as amended, the Federal Trade Commission Act of 1914, as amended, the HSR Act, and all other federal or state Laws or Orders or Laws or Orders of any other country, in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Arbiter” shall have the meaning set forth in Section 2.8(b).

“Asset Acquisition Statement” shall have the meaning set forth in Section 7.14(c).

“Asset Selling Entities Closing Cash” shall mean the aggregate bank balance of cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of Indebtedness issued or guaranteed by any Governmental Authority of the Asset Selling Entities calculated in a manner consistent with the policies, principles, practices and methodologies set forth on Exhibit A of the Conveyed Entities and Asset Selling Entities.  For the avoidance of doubt, book overdrafts (outstanding checks in excess of cash balances in bank) will be included in accounts payable.

“Asset Selling Entity” shall mean each entity listed as such on Schedule 1.1(a) of the Seller Disclosure Letter, and all such entities shall be referred to collectively as the “Asset Selling Entities.”

“Assumed Contracts” shall have the meaning set forth in Section 2.2(e).

“Assumed Intercompany Receivables” shall mean the trade receivables due and owing to the Business from Seller and its Affiliates.

“Assumed Intercompany Payables” shall mean the trade payables due and payable by the Business to Seller and its Affiliates.

“Assumed Liabilities” shall have the meaning set forth in Section 2.4.

“Balance Sheet” shall have the meaning set forth in Section 3.6(a).

“Balance Sheet Date” shall have the meaning set forth in Section 3.6(a).

“Benefit Plan” shall mean each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and each other bonus, stock option, equity, severance, employment, change-in-control, fringe benefit, deferred compensation, perquisite, tuition reimbursement and incentive plan, agreement, program or policy, whether written or unwritten, contributed to or maintained by an Asset Selling Entity, a Conveyed Entity or any Affiliate of either for the benefit of any Business Employee.  For the avoidance of doubt, for purposes hereof a “collective bargaining” plan or arrangement shall not include any works council, national union or similar body or organization, or the statutory obligations pertaining thereto.

“Bidder Representative” shall mean any of Purchaser’s directors, officers, employees, advisors and agents to whom Evaluation Material (as defined in the Confidentiality Agreement) was disclosed under the Confidentiality Agreement.

“Business” shall mean as of the date hereof of (A) Tyco Electronics’ M/A-COM integrated products business unit which designs, manufactures and distributes (i) microwave, millimeter wave and radio frequency components; (ii) microwave, millimeter wave and radio frequency subassembly solutions; (iii) microwave, millimeter wave and radio frequency systems and subsystems; (iv) radio frequency identification components and systems, waveguide components and subassemblies, antenna and antenna subassemblies and high performance cable and cable assemblies including connectors and interconnect products that reside in the ACW product area; and (v) WANN products for and to aerospace and defense, semiconductor, automotive and communications equipment customers, and (B) the business conducted by Laser Diode Incorporated.  For the avoidance of doubt, the Tyco Electronics Core Businesses, or any portion thereof, are not included in the Business.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by Law or executive order to close.

“Business Employee” shall mean and include, without limitation, each individual listed on Schedule 1.1(b) of the Seller Disclosure Letter who, immediately prior to the Closing:  (i) shall be (or, in the case of clause (C) below, is scheduled to become) an employee of (1) an Asset Selling Entity or another Affiliate of Seller and who primarily performs (or will, on commencing work, primarily perform) services on behalf of the Business or (2) a Conveyed Entity; and (ii) either (A) shall have been employed and at work on the Closing Date; (B) shall have been absent on the Closing Date because of illness or being on short-term disability

(including maternity leave) workers’ compensation, vacation, parental leave of absence, military leave of absence or other authorized leave of absence; or (C) shall have received an offer of employment with the Business in the ordinary course of the Business consistent with past practice from an Asset Selling Entity, a Conveyed Entity or another Affiliate of Seller on or prior to the Closing Date, but shall have not yet commenced work as of the Closing Date.  Any employee of Seller or its Affiliates who is not otherwise a Business Employee but who is offered and accepts employment with Purchaser or its Affiliates, pursuant to mutual agreement with Seller and otherwise in compliance with Section 5.15 hereof, during the ninety (90) days following the Closing Date, shall be deemed to be a Business Employee as of the date of actual employment with Purchaser or its Affiliates.  The individuals listed on Schedule 1.1(c) of the Seller Disclosure Letter shall not be deemed to be Business Employees.  The term “Business Employee” shall exclude any other employee and any Former Employee, including any individual who: (i) is on long-term disability, unauthorized leave of absence or lay-off with or without recall rights on the Closing Date; or (ii) has been terminated or has terminated his or her employment or retired before the Closing Date.  Notwithstanding the foregoing, Business Employee shall include such inactive employees and Former Employees if and to the extent that Purchaser and its Affiliates have obligations to such employees under Transfer Regulations.

“CFIUS” shall mean the Committee on Foreign Investment in the United States.

“Claim Certificate” shall have the meaning set forth in Section 8.6(a).

“Closing” shall mean the closing of the transactions contemplated by this Agreement pursuant to the terms and conditions of this Agreement.

“Closing Cash Amount” shall have the meaning set forth in Section 2.7(b).

“Closing Date” shall have the meaning set forth in Section 2.9(a).

“Closing Date Working Capital” shall have the meaning set forth in Section 2.7(b).

“Closing Statement” shall have the meaning set forth in Section 2.7(a).

“COBRA” shall have the meaning set forth in Section 5.5(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral Source” shall have the meaning set forth in Section 8.5.

“Confidentiality Agreement” shall mean the Confidentiality Agreement dated as of December 12, 2007 between Seller and an Affiliate of Purchaser.

“Contest” shall mean any audit, court proceeding or other dispute with respect to any Tax matter that affects any of the Conveyed Entities.

“Contract” shall mean any written, legally binding agreement or contract (other than purchase orders) including all amendments thereto.

“Conveyed Entities” shall mean those entities listed on Schedule 3.3(b) of the Seller Disclosure Letter, and each of the Conveyed Entities shall be referred to individually as a “Conveyed Entity.”

“Conveyed Entities Closing Cash” shall mean the aggregate bank balance of cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of Indebtedness issued or guaranteed by any Governmental Authority of the Conveyed Entities calculated in a manner consistent with the policies, principles, practices and methodologies set forth on Exhibit A of the Conveyed Entities and Asset Selling Entities.  For the avoidance of doubt, book overdrafts (outstanding checks in excess of cash balances in bank) will be included in accounts payable.

“Conveyed Entity Covered Person” shall have the meaning set forth in Section 5.12.

“Cork Overlease” shall have the meaning set forth in Section 5.25.

“Cork Sublease” shall have the meaning set forth in Section 5.25.

“Cross License Agreement” shall mean the Cross License Agreement between Seller and Purchaser to be entered into at the Closing in substantially the form attached hereto as Exhibit B.

“DOJ” shall have the meaning set forth in Section 5.4(a).

“Disputed Item” shall have the meaning set forth in Section 2.7(b).

“Distribution Agreement” shall mean the Distributor Contract between Seller and Purchaser to be entered into at the Closing in substantially the form attached hereto as Exhibit C.

“Divestiture” shall have the meaning set forth in Section 5.4(c).

“Dollars” and “$” shall each mean lawful money of the United States.

“Due Diligence Materials” shall mean any of the information, including replacement and other cost estimates and financial and other projections, made available to Purchaser, its Affiliates or the Bidder Representatives and set forth in materials contained in any “data room” (virtual or otherwise), in presentations by the management of the Business, in “break-out” discussions with the management of the Business, in responses to questions submitted by or on behalf of Purchaser, its Affiliates or the Bidder Representatives, in materials prepared by or on behalf of Seller, or in any other written or oral form.

“Effective Time” shall have the meaning set forth in Section 2.9(a).

“End Date” shall have the meaning set forth in Section 10.1(b).

“Environmental Indemnity Claim” shall mean an Environmental Representations Claim, an Environmental Retained Liability Claim or an Environmental Standalone Claim, or all or any combination of the foregoing.

“Environmental Law” shall mean any Law, Order or other requirement of Law for the protection of the environment, or for the use, transport, treatment, storage, disposal, discharge, emission, release or threatened release of petroleum products, asbestos, urea formaldehyde insulation, polychlorinated biphenyls or any substance listed, classified or regulated as “hazardous” or “toxic” or any similar term under such Environmental Law (collectively, “Hazardous Substances”).

“Environmental Representations Claim” shall mean a claim for indemnification under Section 8.2(a)(i) with respect to a breach of Section 3.10.

“Environmental Retained Liability Claim” shall mean a claim for indemnification under Section 8.2(a)(iii) with respect to Retained Liabilities arising under Environmental Laws or relating to Hazardous Substances, including all Excluded Environmental Liabilities.

“Environmental Standalone Claim” shall mean a claim for indemnification under Section 8.2(b).

“Equipment” shall have the meaning set forth in Section 2.2(d).

“Equipment Leases” shall have the meaning set forth in Section 2.2(d).

“Equity Interests” shall have the meaning set forth in the recitals hereto.

“Equity Selling Entity” shall mean each entity listed as such on Schedule 1.1(a) of the Seller Disclosure Letter, and all such entities shall be referred to, collectively, as the “Equity Selling Entities.”

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“EU Asset Selling Entity” shall mean each of the Asset Selling Entities based in any member state of the European Union.

“EU Business Employee” shall mean any Business Employee employed by an EU Asset Selling Entity or Conveyed Entity based in any member state of the European Union, ordinarily working in any member state of the European Union.

“Evaluation Material” shall have the meaning set forth in Section 5.1(b).

“Excluded Assets” shall have the meaning set forth in Section 2.3(a).

“Excluded Contracts” shall have the meaning set forth in Section 2.3(a)(x).

“Excluded Environmental Liabilities” shall mean all Liabilities arising prior to, on or after the Closing under any Environmental Law or relating to Hazardous Substances (i) in connection with any real property or facility owned, leased or operated by the Business, the Equity Selling Entities, the Asset Selling Entities or the Conveyed Entities prior to the Closing Date (other than the Leased Real Property, the Real Property, the property subject to the Sublease Agreement, the property subject to the Cork Sublease and any of the “Premises” as defined in the Transition Services Agreement), including the formerly operated facilities of the Business at 63 South Avenue, Burlington, Massachusetts (Second Avenue Industrial Park); 52 Second Avenue, Burlington, Massachusetts (N.W. Industrial Park); 9 & 11 Executive Park Drive, Billerica, Massachusetts; 1130 Somerset Street, New Brunswick, New Jersey; 205 Liberty Street, Metuchen, New Jersey; 85 Prodelin Way, Millstone Township, New Jersey; and 999 W. Arques Avenue, Sunnyvale, California; (ii) arising from the disposal, or arranging for the disposal or treatment, of Hazardous Substances to any third-party or Superfund waste disposal, reclamation or recycling site by the Business, any Asset Selling Entity, Equity Selling Entity or any Conveyed Entity, to the extent treated, disposed of, or arranged for, prior to the Closing Date; and (iii) arising out of any filing, submission, public notification, investigation, monitoring, testing, evaluation, determination, remediation or other obligation (including providing funding sources or other evidence of financial assurance) required pursuant to ISRA to consummate the transactions contemplated hereby.

“Excluded Records” shall have the meaning set forth in Section 2.3(a)(xiv).

“FINSA” shall have the meaning set forth in Section 5.19.

“FTC” shall have the meaning set forth in  Section 5.4(a).

“Final Determination” shall mean, with respect to any Taxes, (i) the expiration of the statute of limitations on both assessments and refunds of such Taxes, or (ii) the final settlement of Taxes through agreement of the parties to an administrative or judicial proceeding or by an administrative or judicial decision from which no appeal can be taken or the time for taking any such appeal has expired.

“Former Employee” shall mean any individual (including any common law employee) who was employed by Seller in connection with the Business but who is no longer so employed as of the Closing Date.

“GAAP” shall mean generally accepted accounting principles in the United States in effect as of the date hereof.

“Government Contract” shall mean any Contract entered into by Seller or its Affiliates or any Seller Entity or any Conveyed Entity with (i) the United States government or (ii) any subcontract which by its terms relates to a Contract to which the United States government is a party thereto.

“Governmental Authority” shall mean any transnational, domestic or foreign federal, state or local, governmental authority, department, court, agency or official, including any political subdivision thereof.

“Gross Asset Purchase Price” shall have the meaning set forth in Section 2.6.

“Gross Equity Purchase Price” shall have the meaning set forth in Section 2.6.

“Gross Purchase Price” shall have the meaning set forth in Section 2.6.

“Guarantor” shall have the meaning set forth in the preamble of this Agreement.

“Hazardous Substance” shall have the meaning set forth in the definition of Environmental Law.

“High Value” shall have the meaning set forth in Section 2.7(b)(ii).

“Hours Cap” shall have the meaning set forth in Section 5.1(a).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

“Income Taxes” shall mean any Taxes based on or measured by or with respect to gross or net income or gross receipts (including capital gains Taxes, minimum Taxes, income Taxes collected by withholding, and Taxes on Tax preference items, but excluding sales Taxes, value-added Taxes, or similar Taxes), together with any interest, penalties, or additions imposed with respect thereto.

“Indebtedness” of any Person shall mean indebtedness of such Person for borrowed money.  For the avoidance of doubt, Indebtedness shall not include any capitalized lease obligations or any current Liabilities for trade payables or accrued expenses incurred and payable in the ordinary course of business.

“Indemnified Party” shall have the meaning set forth in Section 8.6(a).

“Indemnifying Party” shall have the meaning set forth in Section 8.6(a).

“Intellectual Property” shall mean any of the following:  United States or foreign (i) patents, and applications therefore; (ii) registered and unregistered trademarks, service marks and other indicia of origin, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks; (iii) registered and unregistered copyrights and applications for registration; (iv) Internet domain names, applications and reservations therefore and uniform resource locators; and (v) trade secrets and proprietary information not otherwise listed in (i) through (iv) above, including unpatented inventions, invention disclosures, moral and economic rights of authors and inventors (however denominated), confidential information, technical data, customer lists, computer software programs, databases, data collections and other proprietary information or material of any type.

“Intellectual Property License” shall mean any Contract pursuant to which an Asset Selling Entity is a licensee of any Intellectual Property which is used directly and predominantly in the Business.

“Inventory” shall mean any inventory, including goods, purchased and manufactured parts, goods-in-transit, supplies, containers, packaging materials, raw materials, work-in-progress, finished goods, samples and other consumables.

“IRS” shall mean the Internal Revenue Service of the United States of America.

“ISRA” shall mean the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1k and N.J.A.C. 7:26B, as amended, and any rules or regulations promulgated thereunder.

“Joint Notice” shall have the meaning set forth in Section 5.19.

“Knowledge of Seller” shall have the meaning set forth in Section 1.4.

“Law” shall mean any federal, state, territorial, foreign or local law, common law, statute or ordinance or any rule, regulation or code of any Governmental Authority.

“Leased Real Property” shall have the meaning set forth in Section 2.2(a).

“Liabilities” shall mean any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Licensed Mark” shall have the meaning set forth in Section 5.17.

“Liens” shall mean any lien, security interest, mortgage, encumbrance or charge of any kind.

“Litigation” shall have the meaning set forth in Section 3.8.

“Loss” or “Losses” shall mean any claims, actions, causes of action, judgments, awards, out-of-pocket losses and out-of-pocket costs or damages (including reasonable attorneys’ and consultants’ fees and expenses) and, only to the extent payable in respect of a Third-Party Claim, incidental and consequential, punitive or exemplary damages and diminution in value.

“Low Value” shall have the meaning set forth in Section 2.7(b)(i).

“Lower Working Capital Limit” shall have the meaning set forth in Section 2.7(c)(i).

“Material Adverse Effect” shall mean any circumstances, change or effect having a material adverse effect on the assets, operations, results of operations or financial condition of the Business; provided, however, that changes or effects relating to:  (i) changes in economic or political conditions or the financing, banking, currency or capital markets in general; (ii) changes in Laws or Orders or interpretations thereof or changes in accounting requirements or principles (including GAAP); (iii) changes affecting industries, markets or geographical areas in which the Business operates; (iv) the announcement or pendency of the transactions contemplated by this Agreement or other communication by Purchaser or any of its Affiliates of its plans or intentions

(including in respect of employees) with respect to the Business, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Business; (v) the consummation of the transactions contemplated by this Agreement or any actions by Purchaser or Seller taken pursuant to this Agreement or in connection with the transactions contemplated hereby; (vi) conduct by the Business prohibited by Section 5.2 for which prior written consent from Purchaser was sought but not received; (vii) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, whether or not occurring or commenced before, on or after the date of this Agreement; or (viii) any failure by the Business to meet any internal projections or forecasts and seasonal changes in the results of operations of the Business, in each case, shall be deemed to not constitute a “Material Adverse Effect” and shall not be considered in determining whether a “Material Adverse Effect” has occurred. Notwithstanding the foregoing, it is understood that the underlying cause or causes of any failure described in (viii) above may constitute a Material Adverse Effect.

“Materials” shall have the meaning set forth in Section 5.9.

“Material Contracts” shall have the meaning set forth in Section 3.11(a).

“NFA Letter” shall have the meaning set forth in Section 8.2(d)(iii).

“Non-EU Business Employee” shall mean any Business Employee who is not an EU Business Employee.

“On-Sale” shall have the meaning set forth in Section 5.1(a).

“Order” shall mean any judgment, order, injunction, decree, writ, permit or license of any Governmental Authority or any arbiter.

“Parent Guarantees” shall have the meaning set forth in Section 5.13(a).

“Parent LofCs” shall have the meaning set forth in Section 5.13(a).

“Parties” shall have the meaning set forth in the preamble of this Agreement.

“Party” shall have the meaning set forth in the preamble of this Agreement.

“Payee” shall have the meaning set forth in Section 7.11.

“Payor” shall have the meaning set forth in Section 7.11.

“Performance Bonus” shall mean any cash bonus payable under a Benefit Plan of Seller and its Affiliates to a Business Employee on the basis of achievement of pre-determined performance of Seller, a subdivision of Seller or such Business Employee for the 2008 fiscal year or any prior fiscal year.  For the avoidance of doubt, any awards, commissions, bonuses or targeted annual income incentive payments earned by the Business’ sales force shall not be deemed a Performance Bonus.

“Per-Claim Deductible” shall have the meaning set forth in Section 8.4(a).

“Permit” shall mean each permit, certificate, license, consent, approval or authorization of any Governmental Authority.

“Permitted Liens” shall mean: (i) Liens for Taxes, assessments and other governmental charges that are not yet due and payable or that may be paid after payment thereof is due and payable without penalty or the amount or validity of which is being contested in good faith by appropriate proceedings; (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties; (iii) easements, covenants, conditions and restrictions, whether of record or not, which would not materially interfere with the conduct of the Business; (iv) any zoning or other governmentally established restrictions or encumbrances; (v) pledges or deposits to secure obligations under workers or unemployment compensation Laws or similar legislation or to secure public or statutory obligations; (vi) mechanic’s, materialman’s, warehouse man’s, supplier’s, vendor’s or similar Liens arising or incurred in the ordinary course of business securing amounts that are not overdue for a period of more than sixty (60) days or the amount or validity of which is being contested in good faith by appropriate proceedings; (vii) railroad trackage agreements, utility, slope and drainage easements, right of way easements and leases regarding signs; (viii) other Liens, if any, that do not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (ix) Liens listed on Schedule 1.1(d) of the Seller Disclosure Letter.

“Person” shall mean an individual, a limited liability company, a joint venture, a corporation, a company, a partnership, an association, a trust, a division or operating group of any of the foregoing or any other entity or organization.

“Pre-Closing Period Tax Returns” shall have the meaning set forth in Section 7.4(a).

“Proceeding” shall have the meaning set forth in Section 11.10(b).

“Purchased Assets” shall have the meaning set forth in Section 2.2, it being understood that the Purchased Assets do not include the Excluded Assets or the Equity Interests.

“Purchased Division” shall have the meaning set forth in Section 5.9.

“Purchaser” shall have the meaning set forth in the preamble of this Agreement.

“Purchaser Cafeteria Plan” shall have the meaning set forth in Section 5.5(g).

“Purchaser Indemnitees” shall have the meaning set forth in Section 8.2.

“Purchaser Savings Plan” shall have the meaning set forth in Section 5.5(e).

“Purchaser’s Refunds” shall have the meaning set forth in Section 7.7(b).

“Re-Opener” shall have the meaning set forth in Section 8.2(d)(iii).

“Real Property” shall have the meaning set forth in Section 3.13(a).

“Real Property Leases” shall have the meaning set forth in Section 2.2(a).

“Related Obligation or Contract” shall have the meaning set forth in Section 5.13(a).

“Representatives” of any Person shall mean such Person’s directors, managers, members, officers, employees, agents, advisors and representatives (including attorneys, accountants, consultants, financial advisors, financing sources and any representatives of such advisors or financing sources).

“Retained Liabilities” shall have the meaning set forth in Section 2.5.

“Section 338(h)(10) Election” shall have the meaning set forth in Section 7.14(a).

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Seller” shall have the meaning set forth in the preamble of this Agreement.

“Seller Disclosure Letter” shall have the meaning set forth in the preamble to Article III.

“Seller Entities” shall mean, collectively, the Equity Selling Entities and the Asset Selling Entities, and each of the Seller Entities shall be referred to individually as a “Seller Entity.”

“Seller Indemnitees” shall have the meaning set forth in Section 8.3.

“Seller Surety Bonds” shall have the meaning set forth in Section 5.13(a).

“Seller’s Marks” shall have the meaning set forth in Section 5.9.

“Seller’s Refunds” shall have the meaning set forth in Section 7.7(a).

“Seller’s Taxes” shall have the meaning set forth in Section 7.1.

“Services and Pricing Schedule” shall have the meaning as such term is defined in the Transition Services Agreement.

“Shares” shall have the meaning set forth in the recitals hereto.

“Solvent” shall mean, with respect to any Person, that (i) the property of such Person, at a present fair saleable valuation, exceeds the sum of its Liabilities (including contingent and unliquidated Liabilities), (ii) the present fair saleable value of the property of such Person exceeds the amount that will be required to pay such Person’s probable Liabilities as they become absolute and matured, (iii) such Person has adequate capital to carry on its business and (iv) such Person does not intend to incur, or believe it will incur, Liabilities beyond its ability to pay as such Liabilities mature.  In computing the amount of contingent or unliquidated Liabilities at any time, such Liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become actual or matured Liabilities.

“Straddle Period” shall have the meaning set forth in Section 7.3(a).

“Straddle Period Returns” shall have the meaning set forth in Section 7.4(b).

“Sublease Agreement” shall mean the Sublease Agreement between M/A-COM, Inc. and Purchaser to be entered into at the Closing in substantially the form attached hereto as Exhibit G.

“Subsidiary” shall mean, with respect to any Person, (i) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a fifty percent (50%) equity interest.

“Supply Agreement” shall mean the Master Supply & Purchasing Agreement between Seller and Purchaser to be entered into at the Closing in substantially the form attached hereto as Exhibit D.

“Tax Claim” shall have the meaning set forth in Section 7.6(d).

“Tax Indemnified Party” shall have the meaning set forth in Section 7.6(d).

“Tax Indemnifying Party” shall have the meaning set forth in Section 7.6(d).

“Tax Notice” shall have the meaning set forth in Section 7.6(d).

“Tax Objection Notice” shall have the meaning set forth in Section 7.6(e).

“Tax Opinion” shall have the meaning set forth in Section 6.3(d).

“Tax Return” shall mean any report of Taxes due, any information return with respect to Taxes, or other similar report, statement, declaration or document required to be filed under the Code or other Laws in respect of Taxes, including the Foreign Investment in Real Property Tax Act, any amendment to any of the foregoing, any claim for refund of Taxes paid, and any attachments, amendments or supplements to any of the foregoing.

“Taxes” shall mean any federal, state, county, local, or foreign tax (including Transfer Taxes), charge, fee, levy, impost, duty, or other assessment, including income, gross receipts, excise, employment, sales, use, transfer, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, highway use, commercial rent, customs duty, capital stock, paid-up capital, profits, withholding, Social Security, single business, unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Governmental Authority, including any estimated payments relating thereto, any interest, penalties, and additions imposed thereon or with respect thereto, and including liability for taxes of another person under Treas. Reg. Section 1.1502-6 or similar provision of state, local or foreign law, or as a transferee or successor, by contract or otherwise.

“Taxing Authority” or “Taxing Authorities” shall mean any Governmental Authority or Authorities having jurisdiction over the assessment, determination, collection, or other imposition of any Taxes.

“Taxing Authority Notice” shall have the meaning set forth in Section 7.6(d).

“Third-Party Claim” shall have the meaning set forth in Section 8.7(a).

“Transaction Documents” means this Agreement, the Cross License Agreement, the Distribution Agreement, the Supply Agreement, the Transition Services Agreement and the Sublease Agreement.

“Transfer Regulations” means any Law implementing the provisions of Council Directive 2001/23/EEC dated 12 March 2001.

“Transfer Taxes” means all stamp, transfer, real property transfer, recordation, grantee/grantor, documentary, sales and use, value added, registration, occupation, privilege, or other such similar taxes, fees and costs (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement.

“Transferred Employee” and “Transferred Employees” shall have the meaning set forth in Section 5.5(a).

“Transferred Intellectual Property” shall have the meaning set forth in Section 2.2(g).

“Transition Services Agreement” shall mean the Transition Services Agreement between Seller and Purchaser to be entered into at the Closing in substantially the form attached hereto as Exhibit E.

“TSA” shall have the meaning set forth in Section 6.3(d).

“Tyco Electronics Cafeteria Plan” shall have the meaning set forth in Section 5.5(g).

“Tyco Electronics Core Businesses” shall mean as of the date hereof: Tyco Electronics’ (i) electronic components business segment, which manufactures passive electronic components, including connectors and interconnect systems, relays, electromechanical switches, circuit protection devices, touch screens, application tools and machinery, sensors and wires and cable, for use in the automotive, computer, consumer electronics, communications equipment, appliance, aerospace and defense, medical equipment, and industrial machinery and instrumentation markets; (ii) wireless network systems business segment which designs, manufactures and distributes land mobile radio and broadband equipment systems and networks for and to the aerospace and defense, public safety, transit, transportation, utility, communication equipment and automotive markets and which designs, manufactures and distributes auto sensor products, (iii) network solutions business segment, which supplies network test and monitoring services, infrastructure components, including connectors, above- and below-ground enclosures, optical switches, heat shrink tubing, non-power related cable accessories, surge arrestors, fiber optic cabling, copper cabling and racks for copper and fiber networks, to the telecommunications and energy markets; and (iv) business that manufactures, distributes, maintains and installs undersea telecommunication systems.  For the avoidance of doubt, the Tyco Electronics Core Businesses do not include high performance cable and cable assemblies, including connectors and interconnect products that reside in M/A-COM’s ACW product area.

“Tyco Electronics Savings Plan” shall have the meaning set forth in Section 5.5(e).

“Upper Working Capital Limit” shall have the meaning set forth in Section 2.7(c)(i).

“U.S. Business Employee” shall mean any Business Employee employed by an Asset Selling Entity or Conveyed Entity, in either case, based in the United States or ordinarily working in the United States.

“WANN” shall mean the wireless adaptable network node, a handheld radio, as contemplated by BAA 06-26 issued for the Defense Advanced Research Projects Agency, that is currently being developed by Tyco Electronics’ M/A-COM integrated products business unit under contract FA8750-07-C-005 from the Contracting Office of the Air Force.

“Working Capital” shall mean the current assets of the Business (excluding Conveyed Entities Closing Cash, Asset Selling Entities Closing Cash and deferred income tax assets) less the current liabilities of the Business (excluding interest obligations but including other contractual payment obligations related to the License Agreement, dated as of October 10, 2001, by and between M/A-COM, Inc. and Xemod Incorporated, deferred income tax liabilities and, for the avoidance of doubt, accrued income tax liabilities), in each case included in the Purchased Assets and Assumed Liabilities or owned or owing by the Conveyed Entities, taken as a whole and determined in a manner consistent with the policies, principles, practices and methodologies set forth on Exhibit A.  The calculations of the Lower Working Capital Limit and the Upper Working Capital Limit have been included in Exhibit F.

Section 1.2             Construction.  In this Agreement, unless the context otherwise requires:

(a)           any reference in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission or comparable means of communication (but excluding e-mail communications);

(b)   the phrases “delivered” or “made available”, when used in this Agreement, shall mean that the information referred to has been physically or electronically delivered to the relevant parties including, in the case of “made available” to Purchaser, material that has been posted in the “data room” (virtual or otherwise) established by Seller;

(c)   words expressed in the singular number shall include the plural and vice versa, and words expressed in the masculine shall include the feminine and neuter genders and vice versa;

(d)   references to Articles, Sections, Exhibits, Schedules and Recitals are references to articles, sections, exhibits, schedules and recitals of this Agreement;

(e)   references to “day” or “days” are to calendar days;

(f)    references to “the date hereof” shall mean as of the date of this Agreement;

(g)   unless expressly indicated otherwise, the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any provision of this Agreement;

(h)   references to this “Agreement” or any other agreement or document shall be construed as references to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented; and

(i)    “include”, “includes”, and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import.

Section 1.3             Exhibits and Seller Disclosure Letter.  The Exhibits to this Agreement and the Seller Disclosure Letter are incorporated into and form an integral part of this Agreement.  If an Exhibit is a form of agreement, such agreement, when executed and delivered by the parties thereto, shall constitute a document independent of this Agreement.

Section 1.4             Knowledge.  Where any representation or warranty or other provision contained in this Agreement is expressly qualified by reference to the “Knowledge of Seller”, such knowledge shall mean to the actual knowledge (as distinguished from constructive or imputed knowledge) of those individuals listed on Schedule 1.4 of the Seller Disclosure Letter, after due inquiry.

ARTICLE II

PURCHASE AND SALE

Section 2.1             Purchase and Sale of the Equity Interests.  Upon the terms and subject to the conditions set forth herein, at the Closing, Seller shall cause the Equity Selling Entities to sell to Purchaser, and Purchaser agrees to purchase from the Equity Selling Entities, free and clear of all Liens other than Permitted Liens, the Equity Interests.  The certificates, if any, representing the Equity Interests shall be duly endorsed in blank, or accompanied either by stock powers duly executed in blank by the respective Equity Selling Entities or by such other instruments of transfer as are reasonably acceptable to Purchaser.

Section 2.2             Purchase and Sale of the Purchased Assets.  Upon the terms and subject to the conditions set forth herein, at the Closing, Seller shall cause each Asset Selling Entity to sell, convey, assign and transfer to Purchaser, and Purchaser shall purchase, acquire and accept from each Asset Selling Entity, free and clear of all Liens other than Permitted Liens, all of such Asset Selling Entity’s right, title and interest in the following assets, properties and rights owned or held by such Asset Selling Entity (collectively, the “Purchased Assets”), as the same may exist on the Closing Date:

(a)   the real property leasehold interests of the Asset Selling Entities to be assigned to Purchaser, including (x) any prepaid rent, security deposits and options to purchase in connection therewith and (y) the Asset Selling Entities’ right, title or interest in and to any fixtures, structures or improvements appurtenant to such real property (collectively, the “Leased Real Property”, with the leases relating to such Leased Real Property being collectively referred to herein as the “Real Property Leases”), as set forth on Schedule 2.2(a) of the Seller Disclosure Letter;

(b)   the Real Property set forth on Schedule 2.2(b) of the Seller Disclosure Letter;

(c)   all Asset Selling Entities Closing Cash, if any, to the extent that it is held in bank accounts dedicated to the Business, net of withholding or similar Taxes, in all countries (other than in the United States, the United Kingdom and Ireland) which levy such Taxes;

(d)   all personal property and interests therein, including all the equipment, vehicles, machinery, tools, spare parts, furniture and other tangible personal property owned, leased or licensed by the Asset Selling Entities and used primarily in the Business (collectively, the “Equipment”, with the leases relating to any Equipment so leased being referred to herein as the “Equipment Leases”);

(e)   all other Contracts relating primarily to the Business (other than the Real Property Leases, Equipment Leases and Contracts relating to the Excluded Assets) (collectively, the “Assumed Contracts”) and all outstanding purchase orders relating directly and predominantly to the Business (other than such purchase orders relating to the Excluded Assets);

(f)    all Inventory used primarily in the Business;

(g)   the registered trademarks and copyrights and the patents and any applications for the foregoing set forth on Schedule 2.2(g) of the Seller Disclosure Letter and all other Intellectual Property used exclusively in the Business (collectively, the “Transferred Intellectual Property”);

(h)   all transferable Permits owned, utilized, held or maintained by or licensed to the Asset Selling Entities (subject to the terms of such Permits) relating primarily to the Business;

(i)    the computer software programs and source codes owned, used or leased by, or licensed to, the Asset Selling Entities that are set forth on Schedule 2.2(i) of the Seller Disclosure Letter;

(j)    all customer, vendor, supplier, contractor, and service-provider lists to the extent relating directly and predominantly to the Business, and all files, documents and records (including billing, payment, dispute and credit information and similar data) to the extent relating directly and predominantly to customers, vendors, suppliers, contractors or service-providers of the Business, and other business and financial records, files, books and documents (whether in hard copy or computer format) to the extent relating directly and predominantly to the Business;

(k)   all accounts and notes receivable of the Business, including Assumed Intercompany Receivables and all loans and other advances owing to Seller or any of its Affiliates by any Business Employee who becomes a Transferred Employee;

(l)    all prepaid expenses and deposits and refunds of the Business (other than prepaid insurance) received after the Closing Date;

(m)  all claims, causes of action, defenses and rights of offset or counterclaim (at any time or in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or noncontingent) relating to any of the Purchased Assets or Assumed Liabilities to be conveyed to and/or assumed by Purchaser as of the Closing Date;

(n)   the goodwill of the Business;

(o)   all advertising, marketing, sales and promotional materials relating directly and predominantly to the Business;

(p)   (i) all property and casualty insurance proceeds received or receivable in connection with the damage or complete destruction of any of the Purchased Assets that would have been included in the Purchased Assets but for such damage or complete destruction, in each case net of any deductible and the cost of repair or replacement and related administrative costs and (ii) as provided in Section 5.22 of this Agreement;

(q)   all rights and claims under any and all transferable warranties extended by suppliers, vendors, contractors, manufacturers and licensors in relation to any of the Equipment, the Transferred Intellectual Property and the software and hardware assets described in this Section 2.2;

(r)    all collective bargaining, union and other similar Contracts covering the Business Employees, but only to the extent such Contracts cover Business Employees;

(s)   all other assets set forth on Schedule 2.2(s) of the Seller Disclosure Letter; and

(t)    to the extent permitted by applicable Law, copies of the personnel records (including all human resources and other records) of each Asset Selling Entity relating to the Transferred Employees of such Asset Selling Entity.

Section 2.3             Excluded Assets of the Business.  (a) Notwithstanding any provision in this Agreement to the contrary, Purchaser is not purchasing from any of the Asset Selling Entities any of the following (collectively, the “Excluded Assets”), and shall acquire no right to or interest in any Excluded Assets under this Agreement or as a result of the transactions contemplated hereby:

(i)          Asset Selling Entities Closing Cash to the extent that it is held in bank accounts not dedicated to the Business;

(ii)         all intercompany receivables of the Business payable by Seller or a Seller Affiliate, other than Assumed Intercompany Receivables;

(iii)        the corporate books and records of Seller and each of its Affiliates;

(iv)       all current and prior insurance policies of Seller and its Affiliates and all rights of any nature with respect thereto, including all insurance proceeds received or receivable thereunder (other than any such amounts included in the Purchased Assets pursuant to Section 2.2(p)) and rights to assert claims with respect to any such insurance recoveries;

(v)        the assets of any Benefit Plan that is contributed to or maintained for the benefit of any Business Employees of any Asset Selling Entity;

(vi)       the “Tyco” and “Tyco Electronics” names, marks and logos, and any other item set forth on Schedule 5.9 of the Seller Disclosure Letter and any Intellectual Property relating thereto;

(vii)      all loans and other advances owing to Seller or any of its Affiliates by each Business Employee who does not become a Transferred Employee;

(viii)     the Tax records (including Tax Returns and supporting workpapers) covering any period ending, or any transaction of any Asset Selling Entity occurring ,on or  prior to the Closing Date;

(ix)        the original personnel records (including all human resources and other records) of each Asset Selling Entity relating to the Transferred Employees of such Asset Selling Entity;

(x)         all of the rights and interests of any Asset Selling Entity in and to the Contracts specified in Schedule 2.3(a)(x) of the Seller Disclosure Letter (the “Excluded Contracts”);

(xi)        any assets and associated claims arising out of the Retained Liabilities;

(xii)       all claims, causes of action, defenses and rights of offset or counterclaim (at any time or in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or noncontingent) not included in the Purchased Assets under Section 2.2(m);

(xiii)      all of the rights and interests of Seller and its Affiliates (including the Seller Entities) in and to all correspondence and documents, including the confidentiality agreements entered into by Purchaser or any of its Affiliates, in connection with the sale of the Business;

(xiv)      all of the rights and interests of the Asset Selling Entities in all information, files, records, data, plans, contracts and recorded knowledge related to or used in connection with the Business, to the extent that any of the foregoing: (i) relate directly and predominantly to the Excluded Assets; (ii) relate to the Excluded Assets and can be easily separated from the Purchased Assets; or (iii) are comprised predominantly of written materials that a Seller Entity is required by Law to retain and with respect to which Seller shall have provided (or caused to be provided) a copy to Purchaser (collectively, the “Excluded Records”);

(xv)       any legal or beneficial interest in the share capital of the entities and other assets listed on Schedule 2.3(a)(xv) of the Seller Disclosure Letter, notwithstanding the fact that such entities or assets are related directly and predominantly to the Business;

(xvi)      any legal or beneficial interest in the Internet websites listed on Schedule 2.3(a)(xvi) of the Seller Disclosure Letter, notwithstanding the fact that such sites are related directly and predominantly to the Business;

(xvii)     all Seller’s Refunds or credits of Taxes due to Seller or its Affiliates pursuant to Section 7.7;

(xviii)    all other assets set forth on Schedule 2.3(a)(xviii) of the Seller Disclosure Letter;

(xix)      any Intellectual Property owned by an Asset Selling Entity and not exclusively used in the Business (including all Seller Patents and Seller Information as such terms are defined in the Cross License Agreement, but excluding items set forth on Schedule 2.2(g) of the Seller Disclosure Letter); and

(xx)       any computer software programs and source codes, other than such computer software programs and source codes set forth on Schedule 2.2(i).

(b)   After the Closing Date, Purchaser shall take all actions (or shall cause its Affiliates to take all actions) reasonably requested by the Seller Entities to effect the provisions of this Section 2.3, including the prompt return of any Excluded Assets and any other assets that are not Purchased Assets that are owned by any Asset Selling Entity and are transferred to Purchaser inadvertently at the Closing.

Section 2.4             Assumption of Certain Obligations of the Business.  Upon the terms and subject to the conditions of this Agreement, Purchaser agrees, effective at the Closing, to assume and to satisfy and discharge all Liabilities to the extent relating to the ownership, use or operation of the Purchased Assets or the Business, whether arising prior to, at or after the Closing, and whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable as of the Closing Date, other than the Retained

Liabilities (all of the foregoing Liabilities to be so assumed, satisfied or discharged being herein collectively called the “Assumed Liabilities”).  Assumed Liabilities shall include the following:

(a)   all lawsuits to the extent resulting from the conduct of the Business or the ownership of the Equity Interests or the Purchased Assets prior to, at or after the Closing, including lawsuits and claims relating to any alleged Intellectual Property infringement;

(b)   all Liabilities, including all lawsuits, arising from the design, construction, testing, marketing, service, operation or sale of the products and services of the Business prior to, at or after the Closing, including warranty obligations and irrespective of any legal theory asserted, other than lawsuits arising under Environmental Laws, to the extent resulting from the conduct of the Business or the ownership of the Equity Interests or the Purchased Assets prior to or at the Closing;

(c)   all Liabilities arising prior to, at or after the Closing under the Real Property Leases, the Equipment Leases and the Assumed Contracts (including all purchase orders in respect thereof) included in the Purchased Assets;

(d)   all accounts payable and other accrued expenses of the Business, including accrued Taxes (other than accrued Income Taxes) and Assumed Intercompany Payables (other than accounts payable of the Business described in Section 2.5(a)(iii)), and all Liabilities to customers under purchase orders for products of the Business which at the Closing have not yet been provided;

(e)   all Liabilities set forth in Schedule 2.4(e) of the Seller Disclosure Letter;

(f)    all Liabilities arising prior to, at or after the Closing under Environmental Law or relating to Hazardous Substances, in each case, arising in connection with the ownership, leasing, operation or use of the Purchased Assets, the Business, the Equity Interests, the Conveyed Entities, the property subject to the Sublease Agreement, the property subject to the Cork Sublease and any of the “Premises” as defined in the Transition Services Agreement (other than any ownership, leasing, operation or use by Seller), including, without limitation, Liabilities relating to lease restoration, lease termination and asbestos-related asset retirement obligations;

(g)   all Liabilities with respect to Business Employees (including Liabilities arising under any employment, consulting, severance or similar agreement or other obligation), except to the extent provided otherwise in Sections 5.5 and 5.6 and other than Liabilities of the type described in Sections 2.5(a)(vii) through 2.5(a)(xii), regardless of whether any such Liability is that of an Asset Selling Entity or a Conveyed Entity, and other than Liabilities relating to any Litigation brought by or on behalf of any Former Employee or Business Employee who does not become a Transferred Employee (or, in each case, any beneficiary thereof); provided that no provision of this Section 2.4(g) or Sections 2.5(a)(vii) through 2.5(a)(xii) shall be interpreted to relieve Purchaser of any obligation to Former Employees or Business Employees imposed by Transfer Regulations; and provided, further, that, for the avoidance of doubt, Litigation shall not include any legal proceeding or claim related to workers’ compensation or equal opportunity and brought by or on behalf of any Former Employee or Business Employee who does not become a Transferred Employee (or, in each case, any beneficiary thereof), the Equal Employment Opportunity Commission or the Office of Federal Contract Compliance; and

(h)   all Liabilities for or with respect to Taxes for which Purchaser bears responsibility pursuant to Article VII.

Section 2.5             Retained Liabilities of the Business.  (a) Notwithstanding any provision in this Agreement, the Asset Selling Entities (and, in the case of Section 2.5(a)(iv) and Section 2.5(a)(vi) below, the Equity Selling Entities) shall retain and be responsible only for the following liabilities relating to the Business (collectively, the “Retained Liabilities”):

(i)          Liabilities for which any Asset Selling Entity expressly has responsibility pursuant to the terms of this Agreement;

(ii)         Liabilities solely related to the Excluded Assets;

(iii)        intercompany payables of the Business owed to Seller or a Seller Affiliate other than Assumed Intercompany Payables;

(iv)       Excluded Environmental Liabilities;

(v)        any Liabilities of any Asset Selling Entity to pay any Indebtedness incurred prior to the Closing Date, subject to the provisions of Section 5.13;

(vi)       all Liabilities for or with respect to Taxes for which Seller or the Seller Entities bear responsibility pursuant to Article VII;

(vii)      all Liabilities for Performance Bonuses, all Liabilities arising under any retention, change in control or similar agreement or obligation entered into or otherwise agreed upon with a Business Employee prior to the Closing and all Liabilities arising under any deferred compensation arrangement of Seller and its Affiliates;

(viii)     all Liabilities for any claim by a Business Employee under any Seller Benefit Plan that is a medical, dental or vision plan, incurred prior to the Closing, regardless of when such claim is reported by such Business Employee;

(ix)        all Liabilities arising under post-retirement health and post-retirement life insurance plans of Seller and its Affiliates and all Liabilities under stock option and other equity-based compensation plans of Seller and its Affiliates;

(x)         all Liabilities arising under the Tyco International (US) Inc. Retirement Savings and Investment Plan I, as amended and restated as of August 3, 2002, relating to the special pension supplement credited as a transitional benefit on behalf of eligible Business Employees who were participants in the AMP Incorporated Pension Plan;

(xi)        all Liabilities arising under the Tyco Electronics Pension Plan Part II - AMP dated as of October 1, 2000;

(xii)       (A) all Liabilities with respect to U.S. Business Employees who do not become Transferred Employees; and (B) all Liabilities with respect to Business Employees who are not U.S. Business Employees who do not become Transferred Employees, unless such Liabilities arise pursuant to Law (e.g., if applicable, statutorily required severance pay); provided that, for the avoidance of doubt, any Liability arising under any legal proceeding or claim related to workers’ compensation or equal opportunity and brought by or on behalf of any Former Employee or Business Employee (or any beneficiary thereof), the Equal Employment Opportunity Commission or the Office of Federal Contract Compliance shall be an Assumed Liability; and

(xiii)      all Liabilities set forth in Schedule 2.5(a)(xiii) of the Seller Disclosure Letter.

Section 2.6             Purchase Price.  In consideration of the sale and transfer of the Equity Interests and the Purchased Assets, Purchaser agrees to purchase from the Equity Selling Entities the Equity Interests for an aggregate purchase price of Three Million Five Hundred Thousand Dollars ($3,500,000) (the “Gross Equity Purchase Price”) and to purchase from the Asset Selling Entities the Purchased Assets for an aggregate purchase price of Four Hundred Twenty-One Million Five Hundred Thousand Dollars ($421,500,000) (the “Gross Asset Purchase Price”, and together with the Gross Equity Purchase Price, the “Gross Purchase Price”), subject to adjustment pursuant to Section 2.7 (as so adjusted, the “Aggregate Purchase Price”).  The Gross Purchase Price shall be allocated as described in Section 2.8(a).  At the Closing, Purchaser shall deliver to Seller the Gross Purchase Price by wire transfer of immediately available funds to the account or accounts previously notified by Seller in writing to Purchaser.

Section 2.7             Purchase Price Adjustment  (a) Promptly after the Closing Date, and in any event not later than thirty (30) days following the Closing Date, Seller shall prepare and deliver to Purchaser for its review a statement (the “Closing Statement”) of (i) the Working Capital at the Closing Date and (ii) the amount of Conveyed Entities Closing Cash and Asset Selling Entities Closing Cash (to the extent constituting a Purchased Asset).  The Closing Statement shall be prepared in a manner consistent with Exhibit A.  Purchaser shall give Seller and its Representatives access, to the premises, books and records, and appropriate personnel of the Business, the Conveyed Entities and Purchaser for purposes of the preparation of the Closing Statement in accordance with this Section 2.7(a) (and during the periods contemplated by Section 2.7(b)).  Purchaser shall instruct its employees (including the Transferred Employees) and Representatives to cooperate with, and promptly and completely respond to all reasonable requests and inquiries of, Seller and its Representatives, and, upon execution of a customary access letter if required by Purchaser’s outside accountants, Seller and its Representatives shall have reasonable access, upon reasonable notice, to all relevant work papers, schedules, memoranda and other documents prepared by Purchaser or its Representatives (including its outside accountants) to the extent such materials have been prepared by Purchaser or its Representatives and relate to the calculation of Working Capital and/or the Conveyed Entities Closing Cash and the Asset Selling Entities Closing Cash in any respect.

(b)   Purchaser and Purchaser’s accountants and financial and other advisors may make reasonable inquiries of Seller and/or Seller’s accountants regarding questions concerning or disagreements with the Closing Statement arising in the course of Purchaser’s review.

Purchaser shall complete its review of the Closing Statement within thirty (30) days after the delivery thereof to Purchaser.  Promptly following completion of its review (but in no event later than ten (10) Business Days following the conclusion of the thirty (30) day period), Purchaser shall submit to Seller a letter regarding its concurrence or disagreement with the accuracy of the Closing Statement; provided that if Purchaser submits a letter of disagreement such letter will specify (i) the items of the Closing Statement with which Purchaser disagrees, (ii) the adjustments that Purchaser proposes to be made to the Closing Statement and (iii) the specific amount of such disagreement and all supporting documentation and calculations; and provided, further, that (i) Purchaser may only disagree with the Closing Statement to the extent Purchaser claims Seller did not prepare the Closing Statement in a manner consistent with the policies and principles set forth on Exhibit A, and (ii) Purchaser may only disagree with the Closing Statement if Purchaser’s proposed calculation will result in an adjustment to the Gross Purchase Price.  Unless Purchaser delivers a letter disagreeing with the accuracy of the Closing Statement within ten (10) Business Days following the conclusion of such thirty (30) day period, the Closing Statement shall be final and binding upon the Parties.  Following delivery of such a letter so disagreeing, Seller and Purchaser shall attempt in good faith to resolve promptly any disagreement as to the computation of any item in the Closing Statement and any items as to which there is no disagreement shall be deemed agreed.  If a resolution of such disagreement has not been effected within fifteen (15) days (or longer, as mutually agreed by the Parties) after delivery of such letter, then Seller and Purchaser shall submit any disagreement regarding the Closing Statement (a “Disputed Item”) to Ernst & Young L.L.P. (the “Accountant”) for determination.  The determination of the Accountant with respect to any Disputed Item shall be completed within thirty (30) days after the appointment of the Accountant and shall be determined in accordance with this Agreement and be final and binding upon Seller and Purchaser.  The Accountant shall adopt a position within the range of positions submitted by Seller and Purchaser with respect to any Disputed Item.  The Accountant’s determination regarding any Disputed Item shall be based solely on whether Seller included such Disputed Item in or excluded such Disputed Item from the Closing Statement or calculated such Disputed Item, as the case may be, in a manner consistent with the policies and principles set forth on Exhibit A.  Working Capital as finally determined in accordance herewith shall be referred to as “Closing Date Working Capital.”  The Conveyed Entities Closing Cash and the Asset Selling Entities Closing Cash as finally determined in accordance herewith shall be referred to as the “Closing Cash Amount.”  The fees, costs, and expenses of the Accountant shall be shared as follows:

(i)          if the Accountant resolves all of the Disputed Items in favor of Purchaser’s position (the Closing Date Working Capital and/or the Closing Cash Amount, as the case may be, so determined is referred to herein as the “Low Value”), then Seller shall be obligated to pay for all of the fees and expenses of the Accountant;

(ii)         if the Accountant resolves all of the Disputed Items in favor of Seller’s position (the Closing Date Working Capital and/or the Closing Cash Amount, as the case may be, so determined is referred to herein as the “High Value”), then Purchaser shall be obligated to pay for all of the fees and expenses of the Accountant; and

(iii)        if the Accountant neither resolves all of the Disputed Items in favor of Purchaser’s position nor resolves all of the Disputed Items in favor of Seller’s position (the Closing Date Working Capital and/or the Closing Cash Amount, as the case may be, so determined is referred to herein as the “Actual Value”), Seller shall be responsible for such fraction of the fees and expenses of the Accountant for the Closing Date Working Capital and/or the Closing Cash Amount, as the case may be, equal to (x) the difference between the High Value and the Actual Value over (y) the difference between the High Value and the Low Value, for the Closing Date Working Capital and/or the Closing Cash Amount, as the case may be, and Purchaser shall be responsible for the remainder of the fees and expenses of the Accountant.

(c)   If Closing Date Working Capital:

(i)          is equal to or greater than One Hundred Million Seven Hundred Thousand  Dollars ($100,700,000) (the “Lower Working Capital Limit”) and is equal to or less than One Hundred Two Million Seven Hundred Thousand Dollars ($102,700,000) (the “Upper Working Capital Limit”), then no adjustments will be made to the Gross Purchase Price in respect of Working Capital;

(ii)         exceeds the Upper Working Capital Limit, then Purchaser shall be obligated to pay to Seller the amount by which Closing Date Working Capital exceeds the Upper Working Capital Limit; or

(iii)        is less than the Lower Working Capital Limit, then Seller shall be obligated to repay to Purchaser the amount by which the Lower Working Capital Limit exceeds Closing Date Working Capital.

(d)   Purchaser shall be obligated to pay to Seller the Closing Cash Amount, if any.

(e)   Any payments to be made pursuant to Sections 2.7(c) and (d) shall be made by wire transfer of immediately available funds to the account designated in writing by Purchaser or Seller, as the case may be, within five (5) Business Days after the determination of the Closing Date Working Capital and the Closing Cash Amount, as the case may be.  For the avoidance of doubt, if either the Closing Date Working Capital or the Closing Cash Amount, as the case may be, is determined before the other, Purchaser or Seller, as the case may be, shall pay the other party any amounts owed pursuant to Sections 2.7(c) and (d) in respect of such determination within five (5) Business Days after such determination (notwithstanding that the other has not yet been determined).  Any payment made pursuant to Sections 2.7(c) and (d) shall be made with interest (such interest to be calculated on the basis of a year of three-hundred sixty (360) days and the actual number of days elapsed) on such amount from (i) the date of the delivery of a letter of disagreement, if there is a disagreement or (ii) 45 days from the Closing if there is no such letter of disagreement, to the date of such payment at a rate equal to eight percent (8%) per annum.

Section 2.8             Purchase Price Allocation.  (a) Within ninety (90) days after the Closing Date, Purchaser shall prepare and deliver to Seller a statement (the “Allocation”), allocating the Gross Purchase Price (plus Assumed Liabilities, to the extent properly taken into account under Section 1060 of the Code) among the Equity Interests and the Purchased Assets in accordance with Section 1060 of the Code.  Seller shall notify Purchaser of any disagreement within five (5) Business Days of Seller’s receipt of the proposed Allocation. Any dispute regarding the Allocation shall be resolved pursuant to the procedures set forth below in Section 2.8(b).  Each of Seller and the Seller Entities on the one hand and Purchaser on the other hand shall (x) be bound by the Allocation for purposes of determining any Taxes; (y) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with the Allocation; and (z) take no position, and cause its Affiliates to take no position, inconsistent with the Allocation on any applicable Tax Return or in any proceeding before any Taxing Authority or otherwise.  In the event that the Allocation is disputed by any Taxing Authority, the Party receiving notice of the dispute shall promptly notify the other Party hereto, and Seller and Purchaser agree to use their commercially reasonable efforts to defend such Allocation in any audit or similar proceeding.  The adjustments to the Gross Purchase Price determined pursuant to Section 2.7 shall be allocated to and among the Equity Interests and the Purchased Assets in the same proportion as the original Allocation of the Gross Purchase Price (plus Assumed Liabilities, to the extent properly taken into account under Section 1060 of the Code) among the Equity Interests and the Purchased Assets to the extent permitted by applicable Law.

Notwithstanding the foregoing, prior to Closing, Seller and Purchaser shall agree upon a valuation for the Real Property to be used in connection with any real estate Transfer Taxes and relevant Tax Returns.

(b)   If Seller and Purchaser fail to agree on the Allocation, such matter shall be referred to a law firm or accounting firm (the “Arbiter”) for binding arbitration. Seller and Purchaser shall mutually agree on an Arbiter.  Within thirty (30) days of the selection of the Arbiter, Seller and Purchaser shall deliver to the Arbiter copies of any schedules or documentation which may reasonably be required by the Arbiter to make its determination.  Each of Purchaser and Seller shall be entitled to submit to the Arbiter a memorandum setting forth its position with respect to such arbitration.  The Arbiter shall render a determination within sixty (60) days of its selection.  The determination of the Arbiter shall be final and binding on all Parties.  The costs incurred in retaining the Arbiter shall be shared equally, fifty percent (50%) by Seller and fifty percent (50%) by Purchaser.

Section 2.9             Closing.  (a) The Closing shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017, at 10:00 A.M., New York time on the third (3rd) Business Day following the satisfaction or waiver of the conditions precedent specified in Article VI (other than the conditions to be satisfied on the Closing Date, but subject to the waiver or satisfaction of such conditions) or at such other times and places as the Parties may mutually agree.  The date on which the Closing occurs is called the “Closing Date.”  The Closing shall be deemed to occur and be effective as of 11:59 P.M. New York time on the Closing Date (the “Effective Time”).

(b)   At the Closing, Purchaser shall deliver or cause to be delivered to Seller (i) the Gross Purchase Price by wire transfer of immediately available funds to an account or accounts specified by Seller and (ii) the officer’s certificate referenced in Section 6.3(c).

(c)   At the Closing, Seller shall deliver or cause to be delivered to Purchaser (i) all certificates (if any) representing the Equity Interests, (ii) the officer’s certificate referenced in Section 6.2(c), (iii) the deed conveying the Real Property to Purchaser, (iv) subject to the provisions of Section 5.18, the assignment of the Real Property Leases to

Purchaser, and (v) any other documents requested by Purchaser and reasonably necessary or appropriate to transfer and convey fully to Purchaser all of the rights, titles and interests intended to be conveyed to Purchaser under this Agreement and the other Transaction Documents.

(d)        At the Closing, Seller and Purchaser shall enter into the Transaction Documents (other than this Agreement).

Section 2.10           Further Conveyances.  From time to time following the Closing, Seller and Purchaser shall execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to transfer and convey fully to Purchaser and its successors or assigns, all of the rights, titles and interests intended to be conveyed to Purchaser under this Agreement and the other Transaction Documents and to perfect the assumption of the Liabilities intended to be assumed by Purchaser under this Agreement and the other Transaction Documents, and to otherwise make effective the transactions contemplated hereby and in the other Transaction Documents.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the letter (the “Seller Disclosure Letter”) delivered by Seller to Purchaser concurrently with the execution of this Agreement (it being understood that any matter disclosed on any Schedule of the Seller Disclosure Letter will be deemed to be disclosed on any other Schedule of the Seller Disclosure Letter to the extent that it is reasonably apparent from such disclosure that such disclosure is applicable to such other Schedule or Schedules, but shall expressly not be deemed to constitute an admission by Seller, or to otherwise imply, that any such matter is material for the purposes of this Agreement), Seller hereby represents and warrants to Purchaser as follows:

Section 3.1             Organization and Qualification.  Seller is a corporation duly organized and validly existing under the Laws of Luxembourg.  Each Equity Selling Entity and Asset Selling Entity is an entity duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization.

Section 3.2             Corporate Authority; Binding Effect.  (a) Seller has all requisite corporate power and authority to execute and deliver the Transaction Documents and to perform its obligations hereunder and thereunder.  The execution and delivery by Seller of the Transaction Documents and each other document, agreement or instrument to be executed and delivered by Seller pursuant to the Transaction Documents, and the performance by Seller of its obligations hereunder and thereunder, have been, or will have been at the Closing, duly authorized by all requisite corporate action on the part of Seller.

(b)   The Transaction Documents, when executed and delivered by Seller, assuming due execution and delivery hereof and thereof by Purchaser, constitute the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 3.3             Conveyed Entities; Capital Structure.  (a) Each of the Conveyed Entities is duly organized, validly existing and, where applicable, in good standing under the Laws of its jurisdiction of organization, except in jurisdictions where the failure to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with the corporate, limited liability company or limited partnership power and authority to own and operate its properties and assets and to carry on its business as currently conducted.  Each of the Conveyed Entities is duly qualified to do business in each jurisdiction where the nature of its business or properties makes such qualification necessary, except in jurisdictions where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)   Schedule 3.3(b) of the Seller Disclosure Letter sets forth the authorized capitalization of the Conveyed Entities and the number of shares of each class of capital stock or other equity interests in each such Conveyed Entity, which are (to the extent applicable) validly issued and outstanding, fully paid and non-assessable.  There are no outstanding warrants, options, agreements, subscriptions, convertible or exchangeable securities or other Contracts pursuant to which any of the Conveyed Entities is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities or other equity interests of the Conveyed Entities, and no equity securities or other equity interests of any of the Conveyed Entities are reserved for issuance for any purpose.  The Equity Selling Entities own of record the outstanding Equity Interests as indicated on Schedule 3.3(b) of the Seller Disclosure Letter, free and clear of all Liens other than Permitted Liens. The Conveyed Entities have no Subsidiaries.

Section 3.4             Non-Contravention.  The execution, delivery and performance of the Transaction Documents by Seller, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any provision of the certificate of incorporation, bylaws or comparable organizational document of Seller or any of the Equity Selling Entities, the Asset Selling Entities or the Conveyed Entities, as applicable; (ii) subject to obtaining the consents referred to in Schedule 3.4 of the Seller Disclosure Letter, conflict with, result in a breach of, constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of the Seller Entities or the Conveyed Entities under, or to a loss of any benefit of the Business to which the Seller Entities or the Conveyed Entities are entitled under, any Material Contract, Real Property Lease or material license of Transferred Intellectual Property and (iii) assuming the accuracy of Section 4.3, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Authority to which any Seller Entity or Conveyed Entity is subject; except, with respect to clauses (ii) and (iii), for any violations, breaches, conflicts, defaults, terminations, cancellations or accelerations as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.5             Permits.  Except as set forth on Schedule 3.5 of the Seller Disclosure Letter, the execution and delivery by Seller of the Transaction Documents and each other document, agreement or instrument to be executed and delivered by Seller pursuant to the Transaction Documents do not require any Permits, except where the failure to obtain such Permits would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.6             Financial Information; Undisclosed Liabilities.  (a) The audited combined balance sheets of the Business as at September 28, 2007, September 29, 2006 and September 30, 2005, the related combined statements of income and cash flows for the fiscal years then ended and the unaudited combined balance sheet of the Business as at March 28, 2008 and the related statement of income (subject to normal year-end adjustments and the omission of footnotes to the financial statements) for the period then ended (September 28, 2007 being referred to herein as the “Balance Sheet Date”) (the combined balance sheet of the Business at the Balance Sheet Date is hereinafter referred to as the “Balance Sheet”), are included as Schedule 3.6(a)(i) of the Seller Disclosure Letter and were prepared in accordance with GAAP consistently applied, except as described in Schedule 3.6(a)(ii) and Schedule 3.6(a)(iii) of the Seller Disclosure Letter.

(b)   Except as described in Schedule 3.6(a)(ii) and Schedule 3.6(a)(iii) of the Seller Disclosure Letter, as of the date of such financial statements, the combined balance sheets of the Business referred to in Section 3.6(a) fairly presented, in all material respects, the financial position of the Business at September 28, 2007, September 29, 2006, September 30, 2005 and March 28, 2008, respectively, and the related statements of income and cash flows referred to in Section 3.6(a) fairly presented, in all material respects, the results of operations and cash flows of the Business for the periods then ended.

(c)   The Business does not have any Liabilities (whether accrued, absolute, contingent or otherwise) that would be required to be set forth on a consolidated balance sheet prepared in accordance with GAAP (or in the notes thereto), except (i) Liabilities reflected on the Balance Sheet or disclosed in the notes thereto included in the financial statements referred to in Section 3.6(a), (ii) Retained Liabilities, (iii) Liabilities incurred in the ordinary course of the Business and consistent with past practice since the Balance Sheet Date or which would be included in Closing Date Working Capital, (iv) Liabilities incurred in connection with the transactions contemplated hereby, (v) Liabilities arising from performance obligations under any Contract or outstanding purchase order, or (vi) Liabilities which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  For the avoidance of doubt, this Section 3.6(c) does not address any matters specifically addressed elsewhere in Article III, including those matters addressed in Sections 3.10 and 3.16.

Section 3.7             Absence of Certain Changes.   From the Balance Sheet Date to the date of this Agreement, there has not occurred a Material Adverse Effect.  Except as set forth on Schedule 3.7 of the Seller Disclosure Letter, since the Balance Sheet Date to the date of this Agreement, the Business has been conducted in all material respects in the ordinary course of business and consistent with past practice.  From the Balance Sheet Date to the date of this Agreement, the Asset Selling Entities and the Conveyed Entities have not suffered any material damage, destruction or other casualty loss (whether or not covered by insurance) with respect to the Business or any Purchased Assets.

Section 3.8             No Litigation.  Except as set forth on Schedule 3.8 of the Seller Disclosure Letter, there is no action, suit, litigation, legal proceeding or arbitration (collectively “Litigation”) pending, or, to the Knowledge of Seller, threatened against any Seller Entity or any Conveyed Entity by or before any Governmental Authority or arbitrator which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.9             Compliance with Laws.

(a)           Except as set forth on Schedule 3.9(a) of the Seller Disclosure Letter, Seller, each Seller Entity and each Conveyed Entity is in compliance in all material respects with all Laws applicable to the ownership or operation of the Business, except to the extent that the failure to comply therewith would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(b)           Seller, each Seller Entity and each Conveyed Entity possesses all Permits necessary for the conduct of the Business as it is currently conducted, except where the failure to possess any such Permit would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10           Environmental Matters.  (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of Seller, (i) the Business, the Conveyed Entities and the Purchased Assets have since January 1, 2006 been and are currently in compliance with all applicable Environmental Laws and (ii) there are no claims, proceedings, investigations or actions by any Governmental Authority or other Person pending or, to the Knowledge of Seller, threatened in writing in connection with the operation of the Business, the Conveyed Entities or the Purchased Assets, under any applicable Environmental Law.

(b)           Other than as set forth in this Section 3.10, Seller does not make any representation or warranty with respect to environmental matters.

Section 3.11           Material Contracts.  (a) Schedule 3.11 of the Seller Disclosure Letter sets forth as of the date hereof a list of the following Contracts that relate directly and predominantly to the Business to which a Seller Entity or a Conveyed Entity is a party (collectively, the “Material Contracts”), materially correct and complete copies of which Seller has made available to Purchaser prior to the Closing:

(i)          each Equipment Lease which entails annual rental payments in excess of $250,000 per annum or $1,000,000 in the aggregate;

(ii)         each Contract for goods and/or services between Seller and/or any of its Affiliates (other than the Business) or any of the officers, directors or employees of Seller and/or any of its Affiliates (other than the Business), on the one hand, and the Business, on the other hand;

(iii)        each mortgage, indenture, security agreement, pledge, note, loan agreement or guarantee (excluding items set forth in Schedule 3.13(a) of the Seller Disclosure Letter) in respect of Indebtedness in excess of $500,000;

(iv)       each customer Contract expected to result in payment to the applicable Asset Selling Entity or Conveyed Entity in excess of $5,000,000 per annum or $15,000,000 in the aggregate over the last three years;

(v)        each outstanding Contract with vendors of the Business expected to result in payment by the applicable Asset Selling Entity or Conveyed Entity, respectively, in excess of $5,000,000 per annum or $15,000,000 in the aggregate over the last three years;

(vi)       each Contract materially limiting the ability of the applicable (A) Asset Selling Entity (or following the Closing, the Business) to compete with any Person in connection with such entity’s conduct of the Business or (B) Conveyed Entity to compete with any Person in connection with such entity’s conduct of the Business;

(vii)      each material joint venture Contract; and

(viii)     each Contract pursuant to which Seller or its Affiliates (A) licenses any Intellectual Property material to the Business as currently conducted (excluding licenses for commercial off the shelf computer software that are generally available which have an aggregate acquisition cost of $100,000 or less) or (B) grants a license to use any Transferred Intellectual Property material to the Business (other than agreements entered into in the ordinary course of business).

(b)   Each Contract set forth on Schedule 3.11 of the Seller Disclosure Letter is in full force and effect and there exists no default or event of default by the applicable Seller Entity or Conveyed Entity or, to the Knowledge of Seller, any other party to any such Contract, with respect to any material term or provision of any such Contract, in each case which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.12           Intellectual Property.

(a)   Except as set forth in Schedule 3.12 of the Seller Disclosure Letter, the Transferred Intellectual Property constitutes all material Intellectual Property owned by Seller and its Affiliates (other than the Conveyed Entities) and used exclusively in the conduct of the Business as currently conducted.

(b)           Seller has made available to Purchaser materially correct and complete lists of all (i) patents and patent applications, (ii) registrations and applications for any trademarks, service marks, logos, domain names and trade names, and (iii) registrations and applications for registration of any copyrights, in each case, which are material to the Business and owned by any Asset Selling Entity and included in the Transferred Intellectual Property.  Except as set forth in Schedule 3.12 of the Seller Disclosure Letter, all patents and patent applications included in the Transferred Intellectual Property and material to the Business have been validly and properly assigned to an Asset Selling Entity.

(c)           The applicable Asset Selling Entity solely owns or has the right to use, free and clear of all Liens other than Permitted Liens, all of the Transferred Intellectual Property, except where the failure to so own or have such right to use would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Except as set forth on Schedule 3.12 of the Seller Disclosure Letter, there is no claim, demand or proceeding by any Person which is currently pending or, to the Knowledge of Seller, threatened in writing, which challenges the rights of the applicable Asset Selling Entity or Equity Selling Entity in respect of the Transferred Intellectual Property and Seller has no Knowledge of any third party that is currently infringing, misappropriating, misusing or violating any Transferred Intellectual Property in any material respect.  To the Knowledge of Seller, the Transferred Intellectual Property and conduct of any material aspect of the Business does not infringe, misappropriate, misuse or violate any Intellectual Property of any Person in any material respect.  Except as set forth on Schedule 3.12 of the Seller Disclosure Letter, within the last three (3) years, Seller has not received written notice from any Person, challenging any Asset Selling Entity’s or Equity Selling Entity’s claim to ownership or right to use any Transferred Intellectual Property that is material to the Business.

Section 3.13           Real Property.  (a) Schedule 3.13(a) of the Seller Disclosure Letter sets forth a list as of the date hereof of all of the real property owned by any of the Asset Selling Entities and the Conveyed Entities and used primarily in the Business (collectively, the “Real Property”).  An Asset Selling Entity or a Conveyed Entity has title in fee simple (or its equivalent under applicable Law) to the Real Property, free and clear of all Liens, other than Permitted Liens and Liens that will be released at or prior to the Closing.

(b)   Schedule 2.2(a) and Schedule 3.13(b) of the Seller Disclosure Letter together set forth a list as of the date hereof of each Real Property Lease and all leasehold interests (including any prepaid rent, security deposits or options to renew or purchase in connection therewith) in real property of the Conveyed Entities and of the Asset Selling Entities used primarily in the Business.  Materially correct and complete copies of all leases set forth on Schedule 2.2(a) and Schedule 3.13(b) of the Seller Disclosure Letter have been made available to Purchaser.  Each lease set forth on Schedule 2.2(a) and Schedule 3.13(b) of the Seller Disclosure Letter is in full force and effect and there exists no default or event of default by the applicable Asset Selling Entity or Conveyed Entity or, to the Knowledge of Seller, any other party to any such lease, with respect to any material term or provision of any such lease, in each case which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.14           Employee Benefit Plans.  (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:  (i) each Benefit Plan that is maintained by a Conveyed Entity which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS (or has submitted, or is within the remedial amendment period for submitting, an application for a determination letter with the IRS and is awaiting receipt of a response) and, to the Knowledge of Seller, no event has occurred and no condition exists as of the date hereof which could reasonably be expected to result in the revocation of any such determination; and (ii) to the Knowledge of Seller, no claim, action or litigation has been made or commenced with respect to any Benefit Plan that is maintained by a Conveyed Entity (other than routine claims for benefits payable in the ordinary course, and appeals of such denied claims).  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each

Benefit Plan that is maintained by a Conveyed Entity has been administered in accordance with its terms and ERISA, the Code, and other applicable Law.

(b)   Each Asset Selling Entity and Conveyed Entity has paid and discharged all of its Liabilities arising under ERISA or the Code of a character which, if unpaid or unperformed, would result in the imposition of a Lien (other than a Permitted Lien) against the properties or assets of the Business.

(c)           Schedule 3.14(c) of the Seller Disclosure Letter lists each material Benefit Plan.  Seller has furnished Purchaser with materially correct and complete copies of the plan documents, summary plan descriptions, and the related trust agreements, insurance contracts and funding arrangements that implement each Benefit Plan (to the extent such documentation exists) or that are reasonably required by Purchaser in connection with its obligations under Section 5.5 and Section 5.6.

(d)           Other than as set forth in this Section 3.14, Seller does not make any representation or warranty with respect to employee benefits plan matters.

Section 3.15           Labor Matters.  (a) Except as set forth on Schedule 3.15(a) of the Seller Disclosure Letter, each Asset Selling Entity and each Conveyed Entity is in compliance with all applicable Laws applicable to the ownership and operation of the Business respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice, other than any such non-compliance or unfair labor practice that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)   No unfair labor practice complaint against any Asset Selling Entity or Conveyed Entity or any of their representatives or employees in connection with the ownership and operation of the Business is pending or, to the Knowledge of Seller, has been threatened before the National Labor Relations Board, other than any such complaint that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)           There is no labor strike, dispute, slowdown or stoppage actually pending, or to the Knowledge of Seller, threatened or reasonably anticipated, against or involving the Business that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)           As of the date hereof, there are no collective bargaining and labor union agreements applicable to any Business Employee.  No union is currently certified, and there is no union representation question and no union or other organizational activity that would be subject to the National Labor Relations Act (20 U.S.C. §151 et. seq.), or any similar law existing or, to the Knowledge of Seller, threatened with respect to the operations of the Business.  For the avoidance of doubt, collective bargaining and labor agreements referred to in this Section 3.15(d) shall not include any works council, national union or similar body or organization or the statutory obligations pertaining thereto.

(e)           No grievance exists or, to the Knowledge of Seller, has been threatened and no arbitration proceeding arising out of or under any collective bargaining agreement of the

Business is pending or, to the Knowledge of Seller, has been threatened, other than any such grievance or arbitration proceeding that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no actions, suits, claims, charges or pending matters relating to any employment, safety or discrimination matters involving any Business Employees that would reasonably be expected to have a Materially Adverse Effect.

(f)            The representations and warranties in this Section 3.15 are the sole and exclusive representations and warranties of Seller concerning labor matters.

Section 3.16           Taxes.  (a) With respect to all amounts in respect of Taxes imposed upon Seller, any of the Seller Entities, the Purchased Assets or any of the Conveyed Entities, or for which Seller , any of the Seller Entities or any of the Conveyed Entities are or could be liable, whether to Taxing Authorities or to other Persons (as, for example, under Tax allocation agreements), in each case with respect to all taxable periods or portions thereof ending on or before the Closing Date and relating to the Business, the Purchased Assets or the Conveyed Entities, all applicable Tax Laws have been or will be complied with by the Closing and all amounts required to be paid by Seller, any of the Seller Entities or any of the Conveyed Entities to Taxing Authorities on or before the close of business on the Closing Date have been or will be timely paid on or before the Closing Date, except Taxes not then due and payable or being contested in good faith and Taxes assumed by Purchaser under this Agreement.

(b)   Seller, the Seller Entities and the Conveyed Entities have timely filed or caused to be filed, or will file or cause to be filed, all Tax Returns required to be filed on or before the Closing Date (taking into account applicable extensions) with respect to the Business, the Purchased Assets or the Conveyed Entities and all such Tax Returns were (or will be when filed) true, correct and complete.

(c)           Each of the Conveyed Entities is a member of a “consolidated group” (within the meaning of U.S. Treasury Regulations Section 1.1502-1(h)) of which the respective Equity Selling Entity is also a member.

(d)           Other than as set forth in this Section 3.16, Seller does not make any representation or warranty with respect to Tax matters.

Section 3.17           Brokers.  Except for Lehman Brothers Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of Seller or any Seller Entity or Conveyed Entity.  Seller is solely responsible for such fees and expenses of Lehman Brothers Inc.

Section 3.18           Title to Purchased Assets; Sufficiency.  Seller and its Affiliates owns and has good title to all material Purchased Assets, free and clear of all Liens other than Permitted Liens.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and subject to Sections 3.4 and 5.18, the assets owned by the Conveyed Entities and the Asset Selling Entities and which are being conveyed hereunder are sufficient for the conduct of the Business conducted as of the date hereof (except for the conduct of the Business related to (i) the Excluded Assets, (ii) Intellectual Property, (iii) the provision of the services to be provided under the Transition Services Agreement and (iv) shared services utilized both by the Business and the Tyco Electronics Core Business and not provided under the Transition Services Agreement).  Nothing in this Section 3.18 shall be deemed to constitute a representation or warranty as to the adequacy of the amounts of working capital, including cash, of the Business as of the Closing or the availability of the same.

Section 3.19           Tangible Personal Property.  Seller has good and marketable title to, or a valid leasehold interest in, all of the tangible property and Inventory included in the Purchased Assets, free and clear of any Liens, other than Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.20           Illegal Payments.  Except as set forth in Schedule 3.20 of the Seller Disclosure Letter, since December 31, 2002, neither Seller, the Conveyed Entities nor any Seller Entity nor any of their officers, directors, employees, agents or representatives has made, directly or indirectly, with respect to Seller, the Conveyed Entities or any of the Seller Entities or any of their business activities, any bribes or kickbacks, illegal political contributions, payments from corporate funds not recorded on the books and records of Seller, the Conveyed Entities or any of the Seller Entities, payments from corporate funds to governmental officials, in their individual capacities, for the purpose of affecting their action or the action of the government they represent, to obtain favorable treatment in securing business or licenses or to obtain special concessions, or illegal payments from corporate funds to obtain or retain business, expect as would not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.21           Government Contracts.  (a) Except as set forth in Schedule 3.21 of the Seller Disclosure Letter,  to the Knowledge of Seller, (i) none of the Business Employees is or during the last three years has been (except as to routine security investigations) under administrative, civil or criminal investigation, indictment or information by a U.S. Governmental Authority, (ii) there is no pending audit or investigation by any U.S. Governmental Authority of the Business or any Business Employee with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract and (iii) during the last three years, neither Seller nor its Affiliates has made a voluntary disclosure with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract with respect to the Business, other than inquiries, audits and reconciliations that would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.  Neither Seller and its Affiliates, nor to the Knowledge of Seller any of the Business Employees has made any intentional misstatement or omission in connection with any voluntary disclosure that has led to any of the consequences set forth in clause (i) or (ii) of the immediately preceding sentence or any other material damage, penalty assessment, recoupment of payment or disallowance of cost.

(b)   Except as set forth in Schedule 3.21 of the Seller Disclosure Letter, to the Knowledge of Seller, there are no disputes between Seller or its Affiliates and a U.S. Governmental Authority under the Contract Disputes Act or any other federal statute or between Seller and any of its Affiliates and any prime contractor, subcontractor or vendor arising under or relating to any such Government Contract with respect to the Business, except any such claim or dispute that would not reasonably be expected to result, individually or in the aggregate, in a

Material Adverse Effect.

(c)   Except as set forth in Schedule 3.21 of the Seller Disclosure Letter, neither Seller and its Affiliates nor to the Knowledge of Seller any of the Business Employees is (or during the last two years has been) suspended or debarred from doing business with a U.S. Governmental Authority or is (or during such period was) the subject of a finding of non-responsibility or ineligibility for U.S. Government contracting.

Section 3.22           Exclusivity of Representations.  The representations and warranties made by Seller in this Article III are the exclusive representations and warranties made by Seller with respect to the Conveyed Entities, the Asset Selling Entities, the Business, the Purchased Assets and the Assumed Liabilities.  Seller hereby disclaims any other express or implied representations or warranties with respect to the Conveyed Entities, the Asset Selling Entities, any of their respective Affiliates, the Business, the Purchased Assets and the Assumed Liabilities.  It is understood and agreed that any Due Diligence Materials made available to Purchaser or its Affiliates or their respective representatives, do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of Seller or any of its Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser and Guarantor, solely with respect to Sections 4.1, 4.2, 4.3, 4.4, and 4.5, hereby jointly and severally represent and warrant to Seller as follows:

Section 4.1             Organization and Qualification.  Cobham Defense Electronic Systems Corporation is a corporation duly organized, validly existing and in good standing under the Laws of Massachusetts.  Cobham plc is a company duly organized and validly existing under the Laws of England and Wales.

Section 4.2             Corporate Authority.  (a) Each of Purchaser and Guarantor has all requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its respective obligations hereunder and thereunder.  The execution and delivery by each of Purchaser and Guarantor of the Transaction Documents and each other document, agreement or instrument to be executed and delivered by Purchaser or Guarantor, as the case may be, pursuant to the Transaction Documents, and the performance by each of Purchaser and Guarantor of its obligations hereunder and thereunder, have been, or will have been at the Closing, duly authorized by all requisite corporate action on the part of Purchaser or Guarantor, as the case may be.

(b)   The Transaction Documents to which it is a party, assuming due execution and delivery hereof and thereof by Seller, constitute the valid and binding obligations of each of Purchaser and Guarantor, enforceable against Purchaser and Guarantor in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 4.3             Non-Contravention.  The execution, delivery and performance by each of Purchaser and Guarantor of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any provision of the certificate of incorporation, bylaws or other comparable organizational document of Purchaser or Guarantor; (ii) conflict with, or result in a breach of, constitute a default under, result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Purchaser or Guarantor under, or to a loss of any benefit of Purchaser or Guarantor to which Purchaser or Guarantor is entitled under, any Contract to which Purchaser or Guarantor is a party or by which any of its assets are bound, lease of real estate or license of Intellectual Property to which Purchaser or Guarantor and any of their respective Affiliates is a party or is subject and (iii) assuming the accuracy of Section 3.4, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Authority to which Purchaser or Guarantor is subject.

Section 4.4             Permits.  The execution and delivery by each of Purchaser and Guarantor of the Transaction Documents to which it is a party and each other document, agreement or instrument to be executed and delivered by Purchaser or Guarantor pursuant to the Transaction Documents do not require any Permits.

Section 4.5             Third-Party Approvals. Other than the approvals to be obtained as set forth in Section 6.1, the execution, delivery and performance by each of Purchaser and Guarantor of the Transaction Documents to which it is a party and each other document, agreement or instrument to be executed and delivered by Purchaser or Guarantor pursuant to the Transaction Documents, and the transactions contemplated hereby and thereby, do not require any consents, waivers, authorizations or approvals of, or filings with, any third Persons which have not been obtained or effected by Purchaser or Guarantor.

Section 4.6             Financial Capability.  As of the date hereof and on the Closing Date, Purchaser has and will have sufficient funds to pay the Gross Purchase Price and to perform and discharge all of its other obligations hereunder, on the terms and conditions provided in or contemplated by this Agreement.

Section 4.7             Securities Act.  Purchaser is acquiring the Equity Interests solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof.  Purchaser acknowledges that the Equity Interests are not registered under the Securities Act, any applicable state securities Laws or any applicable foreign securities Laws, and that such Equity Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or applicable foreign securities Laws or pursuant to an applicable exemption therefrom and pursuant to applicable state securities Laws.  Purchaser (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Equity Interests and is capable of bearing the economic risks of such investment.

Section 4.8                                      Investigation by Purchaser; Seller’s Liability.  Purchaser has conducted its own independent investigation, verification, review and analysis of the operations, assets, Liabilities, results of operations, financial condition, technology and the probable success or profitability of the ownership, use or operation of the Business, the Conveyed Entities and the Purchased Assets by Purchaser after the Closing, which investigation, review and analysis was conducted by Purchaser and, to the extent Purchaser deemed appropriate, by its Affiliates and Bidder Representatives.  Purchaser has selected and been represented by, and/or consulted with, such expert advisors as it has deemed appropriate in connection with the negotiation of this Agreement and its determination to enter into and consummate the transactions contemplated hereby.  Purchaser acknowledges that it, its Affiliates and the Bidder Representatives have been provided adequate access to the personnel, properties, premises and records of the Business, the Conveyed Entities and the Purchased Assets for such purpose.  In entering into this Agreement, Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Seller or the Seller Entities and Conveyed Entities or any of Seller’s or its Affiliates’ Representatives (except the specific representations and warranties of Seller set forth in Article III).  Purchaser acknowledges and agrees that neither Seller, any Seller Entity nor any of their respective Affiliates or Representatives shall have any liability or responsibility whatsoever to Purchaser, its Affiliates, or the Bidder Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any Due Diligence Materials delivered or made available to Purchaser, its Affiliates, or the Bidder Representatives, except that the limitations of this Section 4.8 shall not apply to Seller insofar as Seller makes the specific representations and warranties set forth in Article III or in the event of a deliberate misrepresentation by Seller or its Affiliates or Representatives.

Section 4.9                                      No Litigation.  There is no action, Order outstanding, suit, litigation, legal proceeding or arbitration pending or, to the knowledge of Purchaser, threatened in writing, against Purchaser or any of its Affiliates by or before any Governmental Authority or arbitrator which could delay or prevent the consummation of the transactions contemplated by the Transaction Documents.

Section 4.10                                Brokers.  Except for UBS Securities LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee, commission or expenses in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of Purchaser.  Purchaser is solely responsible for such fees and expenses of UBS Securities LLC.

Section 4.11                                Solvency.  Purchaser is not entering into the transactions contemplated hereby with actual intent to hinder, delay or defraud either present or future creditors.  Immediately after giving effect to the transactions contemplated hereby Purchaser and its Subsidiaries will be Solvent and will have adequate capital to carry on their respective businesses.

Section 4.12                                Confidentiality Agreement.  Purchaser and its Affiliates that are subject to the terms of the Confidentiality Agreement and the Bidder Representatives have complied in all material respects with the terms of the Confidentiality Agreement including the restrictions on contacting other potential acquirers of the Business and the restriction on limiting

Purchaser’s financing sources from providing financing to, or arranging financing for, any other potential acquirer of the Business.

Section 4.13                                Absence of Arrangements with Management.  As of the date hereof, there are no Contracts, undertakings, commitments, agreements or obligations or understandings between Purchaser or any of its Affiliates, on the one hand, and any member of the management of the Business, on the other hand, relating to the transactions contemplated by the Transaction Documents or the operation of the Business after the Closing.

ARTICLE V

COVENANTS

Section 5.1                                      Information and Documents.  (a) From and after the date hereof and prior to the Closing, subject to applicable Law and any applicable Order, upon reasonable advance notice to Seller, Seller shall permit Purchaser and its Representatives to have supervised, reasonable access, during regular normal business hours, to the Business Employees and employee of Seller, and to the assets, properties, books and records of the Seller Entities and the Conveyed Entities to the extent relating primarily to the Business and the Purchased Assets (other than the Excluded Assets and any books and records relating thereto), and shall, to the extent permitted by applicable Law any applicable Order, make available to Purchaser such financial and operating data and other available information with respect to the Business and the Purchased Assets (to the extent such data or information is readily available under normal operating procedures), including such information relating to the employment of the Business Employees with respect to compensation, service and other similar information relating to Seller’s employment of the Business Employees, as Purchaser shall from time to time reasonably request for the purposes of enabling Purchaser to (i) consummate the transactions contemplated by this Agreement, (ii) evaluate the potential for and to prepare for the sale of certain of the Purchased Assets (the “On-Sale”) (including but not limited to cooperating with Purchaser’s independent accountants in preparing an audit of the financial results of the Purchased Assets of which Purchaser may dispose, cooperating with Purchaser and its investment bankers and independent accountants in preparing an information memorandum with respect to such Purchased Assets and preparing an analysis of issues with respect to the separation of such Purchased Assets from the Business); provided, however, that in the event employees of Seller at its Harrisburg, Pennsylvania Shared Services Facility devote more than one hundred twenty (120) hours (the “Hours Cap”) of employee time to such On-Sale, Purchase shall reimburse Seller for any time in excess of the Hours Cap at the rate set forth in item fifteen (15) of the Services and Pricing Schedule, with respect to information technology matters, and at the rate set forth in item twenty-one (21) of the Services and Pricing Schedule, with respect to finance matters and (iii) operate the Business as operated prior to Closing immediately after Closing; provided, however, that no such access shall unreasonably interfere with the Seller Entities’ or the Conveyed Entities’ operation of their respective businesses, including the Business; and provided, further, that Seller shall not be required to take any action which could constitute a waiver of attorney-client privilege.  In connection with any On-Sale, Purchaser may provide any Information (as such term is defined in the Confidentiality Agreement) (other than any Information that was provided to Purchaser and its Representatives in a “restricted folder” in the on-line data room) in its possession to any potential purchaser; provided that (i) Purchaser shall provide to Seller the name of each potential purchaser to whom Purchaser intends to provide Information in connection with an On-Sale prior to providing any such Information and (ii) no potential purchaser in connection with an On-Sale shall be granted access to any employees of Seller and its Affiliates.  Prior to Purchaser providing any Information to a potential purchaser, such potential purchaser shall have executed a confidentiality agreement with terms that are no less restrictive to the potential purchaser than the Confidentiality Agreement (other than with respect to the cap for consequential and indirect damages) and that provides that Purchaser shall be liable for any breaches of the confidentiality agreements by the potential purchasers.  Purchaser shall keep records of all Information provided to potential purchasers.

(b)         All information received by Purchaser and given by or on behalf of the Seller Entities and the Conveyed Entities in connection with this Agreement and the transactions contemplated hereby will be held by Purchaser and its Affiliates and Representatives as “Evaluation Material”, as defined in, and pursuant to the terms of, the Confidentiality Agreement.

(c)          If, at any time prior to the Closing, Purchaser becomes aware of any fact or circumstance relating to any Purchased Asset, Seller Entity or any Conveyed Entity that would make the representations and warranties of Seller contained in this Agreement untrue or misleading, Purchaser agrees to promptly notify Seller of such fact or circumstance.

(d)         It is expressly understood and agreed that, without the prior written consent of Seller, which consent may be granted or withheld in Seller’s sole and absolute discretion, nothing in this Agreement shall be construed to grant Purchaser the right to perform any Phase I, Phase II or other environmental testing on any of the properties of the Asset Selling Entities or the Conveyed Entities.

Section 5.2                                      Conduct of Business.  (a) From and after the date hereof to the earlier of (A) the termination of this Agreement and (B) the Closing Date, Seller shall use commercially reasonable efforts and shall direct the officers of each Seller Entity and each Conveyed Entity to conduct the Business in the ordinary course consistent with past practice in all material respects.  Without limiting the generality of the foregoing, from and after the date hereof to the earlier of (A) the termination of this Agreement and (B) the Closing Date except (i) as otherwise contemplated, permitted or required by the Transaction Documents, (ii) as Purchaser shall otherwise consent in writing (for purposes of this Section 5.2(a), such consent may be given by e-mail and shall be effective upon receipt by Seller), which consent shall not be unreasonably withheld, delayed or conditioned, (iii) as contemplated by Schedule 5.2(a) of the Seller Disclosure Letter and (iv) as may be necessary, in the reasonable judgment of Seller, to remove any Excluded Assets from any Asset Selling Entity, Seller covenants and agrees that it shall not, and shall direct the officers of each Seller Entity and each Conveyed Entity not to:

(i)                             sell, lease, license, abandon or otherwise dispose of any material Purchased Assets, except (A) in the ordinary course of the Business or (B) to another Conveyed Entity or Asset Selling Entity;

(ii)                          other than in the ordinary course of the Business consistent with past practice, as required by applicable Law or pursuant to the terms of any Benefit Plan as in effect on the date hereof (or as modified to cause it to comply with applicable Law), (A) materially increase or materially enhance the compensation or benefits of the Business Employees, (B) grant or enhance any retention, severance, termination or other similar pay to any Business Employee or (C) make an offer of employment to any person with an annual base salary in excess of $100,000;

(iii)                       change, amend or restate the charter, certificate of formation or incorporation, limited partnership agreement, operating agreement or bylaws (or other comparable organizational or governing documents) of any Conveyed Entity;

(iv)                      authorize for issuance, issue, sell or deliver or agree or commit to issue, sell or deliver (A) any capital stock of, or other equity or voting interest in, any Conveyed Entity or (B) any securities convertible into, exchangeable for or evidencing the right to subscribe for or acquire either (1) any capital stock of, or other equity or voting interest in, any Conveyed Entity or (2) any securities convertible into, exchangeable for or evidencing the right to subscribe for or acquire, any shares of the capital stock of, or other equity or voting interest in, any Conveyed Entity;

(v)                         write-off as uncollectible any material notes or material accounts receivable of the Business, except write-offs in the ordinary course of the Business and any write-off of such notes and accounts receivable that are fully reserved for in a manner consistent with the policies and principles set forth on Exhibit A;

(vi)                      split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock or its other securities;

(vii)                   (A) incur any Indebtedness, other than short term Indebtedness or by borrowings under existing credit facilities or (B) make any loans or advances to any other Person, other than routine expense advances to employees in the ordinary course of the Business;

(viii)                other than in the ordinary course of the Business (A) make any material Tax election not required by Law that would have a continuing effect on the Conveyed Entities, the Business or the Purchased Assets following the Closing Date or (B) settle or compromise any material Tax liability for which Purchaser is responsible under Section 7.2;

(ix)                        except as required by applicable Law or GAAP, make any material change in the Business’ methods, principles and practices of accounting; or

(x)                           execute any Contract or letter of intent (whether or not binding) or other commitment, whether or not in writing, to do any of the foregoing.

(b)         Notwithstanding anything contained in this Agreement to the contrary, Seller, the Seller Entities and the Conveyed Entities shall be permitted to (i) maintain through the Closing Date the cash management system of the Business and the cash management procedures as currently conducted by Seller, the Seller Entities and the Conveyed Entities, (ii) withdraw all Conveyed Entities Closing Cash from each Conveyed Entity and all Asset Selling Entities

Closing Cash from each Asset Selling Entity immediately prior to the Closing (it being understood that nothing in this Agreement shall require Seller to ensure or otherwise convey to Purchaser any Conveyed Entities Closing Cash or Asset Selling Entities Closing Cash) and (iii) settle any intercompany accounts in any manner Seller deems appropriate.  Notwithstanding anything contained in this Agreement to the contrary, the Asset Selling Entities and the Conveyed Entities shall be permitted to borrow funds from Seller or its Affiliates as is necessary to operate the Business in the ordinary course and repay such borrowings in the ordinary course.  Nothing contained in this Agreement shall give Purchaser, directly or indirectly, rights to control or direct the operations of the Business, the Purchased Assets or the Conveyed Entities prior to the Closing Date.  During the period from the date of this Agreement until the earlier of (x) the date this Agreement is terminated in accordance with its terms and (y) the Closing Date, Purchaser shall not take any action or omit to take any action for the purpose of directly or indirectly preventing, materially delaying or materially impeding (or that would reasonably be expected to prevent, materially delay or materially impede) the consummation of the transactions contemplated by this Agreement, permit or cause any of its Subsidiaries or Affiliates to do any of the foregoing or agree or commit to do any of the foregoing, or agree in writing or otherwise to take any of the foregoing actions.

Section 5.3                                      Efforts to Close.  Except as otherwise set forth in Section 5.4, subject to the terms and conditions set forth herein, and to applicable Law, each Party agrees to use its reasonable best efforts to take, or cause to be taken, all actions necessary, and assist and cooperate with the other Party in doing, all things necessary, proper or advisable, to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article VI.

Section 5.4                                      Antitrust Laws.  (a) Purchaser and Seller shall as promptly as practicable take all actions necessary to file or cause to be filed the filings required of them or any of their Affiliates under any applicable Antitrust Laws in connection with this Agreement and the transactions contemplated hereby including filing with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) no later than twenty (20) Business Days following the date hereof the notification and report forms required for the transactions contemplated by this Agreement and any supplemental information requested in connection therewith pursuant to the HSR Act.  Any such notification and report forms and supplemental information will be in substantial compliance with the requirements of the HSR Act.  Seller and Purchaser shall furnish to each other such necessary information and reasonable assistance as the other may request, in connection with its preparation of any filing or submission that is necessary under the HSR Act.  Seller and Purchaser shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from the FTC and the DOJ and shall comply promptly with any such inquiry or request.  Seller and Purchaser will use their respective reasonable best efforts to obtain any clearance required under the HSR Act for the transactions contemplated by this Agreement, and to request early termination under the HSR Act.

(b)         Purchaser shall be responsible for the payment of all filing fees under any Antitrust Laws.  Each Party shall be responsible for the fees and costs that it incurs in connection with making such filings under the Antitrust Laws.

(c)          Notwithstanding anything in this Agreement to the contrary, neither Purchaser nor any of its Affiliates shall be required to: (i) agree to sell, divest, hold separate, license, cause a third party to acquire, or otherwise dispose of, the Business, the Purchased Assets, any Subsidiary, operations, divisions, businesses, product lines, customers or assets of Purchaser, its Affiliates, or any Conveyed Entity (a “Divestiture”); (ii) take or commit to take such other actions that may limit Purchaser, its Affiliates, or any Conveyed Entity’s freedom of action with respect to, or its ability to retain, one or more of its operations, divisions, businesses, product lines, customers or assets; (iii) terminate any Contract or other business relationship; or (iv) enter into any Order, consent decree or other agreement to effectuate any of the foregoing.

Section 5.5                                      Non-EU Business Employees and Employee Benefits.  (a) Transfer and Terms and Conditions of Employment.  With respect to any Non-EU Business Employee of an Asset Selling Entity, within a reasonable period of time (but not less than fifteen (15) days) prior to the Closing Date, Purchaser shall offer employment to each such Non-EU Business Employee (and, in the case of Non-EU Business Employees employed by Conveyed Entities, to cause such Conveyed Entities to continue the employment of each of their Non-EU Business Employees), commencing as of the Closing Date, in the same job or position and location as in effect immediately prior to the Closing Date and (x) at a rate of pay at least equal to, (y) with severance entitlements not less favorable than, and (z) with other employee benefits, perquisites and terms and conditions of employment (including benefits pursuant to qualified and non-qualified retirement and savings plans, medical, life insurance, disability, dental and pharmaceutical plans and programs, deferred compensation arrangements and incentive compensation plans) not substantially less favorable in the aggregate than, the rate of pay, severance entitlements and other employee benefits, perquisites and terms and conditions of employment provided to the Non-EU Business Employee, or to which the Non-EU Business Employee would be entitled, upon commencing employment with the applicable Asset Selling Entity, Conveyed Entity or applicable Affiliate of Seller, immediately prior to the Closing Date.  For purposes of this Section 5.5, (i) “pay” shall include base salary or wages plus any commission, variable pay target bonus, incentive compensation, premium pay, overtime and shift differentials, but not stock options or other equity-based compensation and (ii) there shall be no breach of this Section 5.5(a) if Purchaser does not grant stock options and other equity-based compensation and does not provide post-retirement health and post-retirement life insurance benefits to Non-EU Business Employees; provided, however, that, if and to the extent stock options or other equity-based compensation are provided to similarly situated employees of Purchaser and its Affiliates, Purchaser shall grant (or shall cause to be granted) stock options and other equity-based compensation to Non-EU Business Employees (or other long-term incentive compensation, to the extent Purchaser cannot grant such stock options or other equity-based compensation to a Non-EU Business Employee pursuant to Law).  Purchaser, at the time it extends such employment offers, shall provide to Seller appropriate information regarding employment terms and conditions offered to the Non-EU Business Employees, which shall conform in all respects to the provisions of this Section 5.5.  For Non-EU Business Employees whose terms and conditions of employment are covered by a collective bargaining agreement, Purchaser shall offer employment under the same terms and conditions described in such collective bargaining agreement.  Purchaser shall consult with Seller prior to extending employment offers with respect to communicating the offers to the Non-EU Business Employees of Asset Selling Entities.  Each Non-EU Business Employee of an Asset Selling Entity who accepts such offer of employment and each Non-EU Business Employee of a Conveyed Entity who continues employment shall become an employee of Purchaser or its Affiliates on the Closing Date and is referred to as a “Transferred Employee,” and all such employees collectively are referred to as the “Transferred Employees.”  Purchaser acknowledges that by purchasing the capital stock of the Conveyed Entities, Purchaser or its Affiliates shall employ (or cause the Conveyed Entities to continue to employ) all Non-EU Business Employees of the Conveyed Entities commencing as of the Closing Date, and such Non-EU Business Employees shall be Transferred Employees for purposes of this Agreement.  For a period of at least twelve (12) months following the Closing Date, Purchaser covenants and agrees to (or to cause its Affiliates to) continue to provide each Transferred Employee with the pay, severance, benefits, perquisites and terms and conditions of employment described in this Section 5.5(a), unless the Transferred Employee’s employment is sooner terminated (other than in the case of severance or similar termination pay and benefits).  No provision in this Agreement shall give any Business Employee any right to continued employment with Purchaser or impair in any way the right of Purchaser to terminate the employment of any employee.

(b)         Provision of Health Benefits.  With respect to U.S. Business Employees, Purchaser shall provide or cause to be provided, effective commencing on the Closing Date, (i) coverage to all Transferred Employees and their respective spouses and dependents, under a group health plan sponsored by Purchaser or its Affiliates, which plan shall have no pre-existing condition limitations or exclusions with respect to any such employee, spouse or dependant.  Purchaser shall be solely responsible for compliance with the requirements of Section 4980B of the Code and part 6 of subtitle B of Title I of ERISA (“COBRA”), including the provision of continuation coverage, with respect to all such Transferred Employees, and their spouses and dependents, for whom a qualifying event occurs on or after the Closing Date.  For purposes of this Section 5.5(b), the terms “group health plan,” “continuation coverage” and “qualifying event” shall have the meanings ascribed to them in COBRA.

(c)          Severance; Retention; Bonuses.  Without limiting the generality of the foregoing, (i) Purchaser shall, or shall cause its Affiliates to, have in effect for at least twelve (12) months following the Closing Date severance and retention plans, practices and policies applicable to each Transferred Employee on the Closing Date that are not less favorable than such policies in effect immediately prior to the Closing Date with respect to such employee, and Purchaser shall indemnify, in accordance with Article VIII hereof, and hold harmless Seller and its Affiliates from any severance Liabilities with respect to Non-EU Business Employees, except as provided in Section 2.5(a)(vii) and Section 2.5(a)(xii), and (ii) Purchaser shall, or shall cause its Affiliates to, ensure that each Transferred Employee who was notified of his or her target bonus for the current fiscal year prior to the Closing Date, and who meets the performance targets, if any, established at the time of such notification, receives an annual bonus at least equal to such target bonus.  For the avoidance of doubt, Seller agrees to reimburse Purchaser for any payment made by Purchaser to a Transferred Employee in respect of any retention, change in control or similar agreement or obligation entered into or otherwise agreed upon prior to the Closing or any Performance Bonus.

(d)         Liabilities.  Except as set forth in Section 2.5(a)(vii) through 2.5(a)(xii) from and after the Closing Date, Purchaser shall, or shall cause its Affiliates to, (i) honor, pay, perform and satisfy any and all Liabilities, obligations and responsibilities to, or in respect of, each Transferred Employee arising, before or upon the Closing Date, under applicable Law or under the terms of any employment, consulting, severance or similar agreement or obligation in accordance with the terms thereof; and (ii) assume, honor and be solely responsible for paying, providing and satisfying when due (A) all vacation, personal days, sick pay and other paid time off for Transferred Employees earned or accrued but unused as of the Closing Date, on terms and conditions not less favorable than the terms and conditions in effect immediately prior to the Closing Date, and (B) all compensation (including salary, wages, commissions, bonuses, incentive compensation, overtime, premium pay and shift differentials), vacation, personal days, sick pay and other paid time off, benefits and benefit claims, severance and termination pay, notice and benefits under all applicable Laws and under any Benefit Plan, collective bargaining agreement, or other plan, policy, practice or agreement and all other Liabilities, in each case accruing, incurred or arising as a result of employment or separation from employment with Purchaser or its Affiliates after the Closing Date with respect to Transferred Employees.

(e)          Tax-Qualified Plans.  Each Transferred Employee who is a participant in the Tyco Electronics Retirement Savings and Investment Plan (the “Tyco Electronics Savings Plan”) shall cease to be an active participant under such plan effective as of the Closing Date, and each Conveyed Entity shall cease to be a participating employer in the Tyco Electronics Savings Plan effective as of the Closing Date.  Effective as of the Closing Date, Purchaser shall have, or shall cause its Affiliates to have, in effect a defined contribution plan that is qualified under Section 401(a) of the Code and that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code with terms and conditions not substantially less favorable than those provided under the Tyco Electronics Savings Plan (the “Purchaser Savings Plan”) in which Transferred Employees shall be eligible to participate.  Effective as of the Closing Date, each Transferred Employee shall become fully vested in his or her account balance in the Tyco Electronics Savings Plan.  As soon as practicable, but no later than sixty (60) days, following the Closing Date, the Tyco Electronics Savings Plan shall transfer to the Purchaser Savings Plan, and Purchaser agrees to cause the Purchaser Savings Plan to accept, the account balance (including promissory notes evidencing all outstanding loans and subject to any qualified domestic relations orders pursuant to Section 414(p) of the Code) of each Transferred Employee under the Tyco Electronics Savings Plan as of the valuation date next preceding the date of transfer.  Such transfer shall be subject to Seller’s receipt of evidence satisfactory to Seller that the Purchaser Savings Plan is qualified under Sections 401(a) and 401(k) of the Code, which evidence may include a current determination letter from the IRS indicating that the Purchaser Savings Plan is qualified under Sections 401(a) and 401(k) of the Code.  Following such transfer, Purchaser shall, or shall cause its Affiliates to, assume all Liabilities of Seller and its Affiliates under the Tyco Electronics Savings Plan to provide benefits to or on behalf of the Transferred Employees to the extent of the account balances so transferred, and neither the Tyco Electronics Savings Plan nor Seller or its Affiliates shall have any obligation to Purchaser or any of its Affiliates or with respect to any Transferred Employee with respect thereto.

(f)            Certain Welfare Plan Matters.  Following the Closing Date, Purchaser shall use its best efforts (i) to ensure that no waiting periods, exclusions or limitations with respect to any pre-existing conditions, evidence of insurability or good health or actively-at-work exclusions are applicable to any Transferred Employees or their dependents or beneficiaries under any welfare benefit plans in which such Transferred Employees may be eligible to participate and (ii) to provide or cause to be provided that any costs or expenses incurred by the Transferred Employees (and their respective dependents and beneficiaries) up to (and including)

the Closing Date shall be specifically applied for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such welfare benefit plans.  Purchaser shall be responsible under its employee welfare benefit plans for all amounts payable by reason of claims incurred by Transferred Employees and their eligible dependents and beneficiaries after the Closing Date.

(g)         Cafeteria Plan.  Purchaser shall have in effect, or cause to be in effect, as of the Closing Date, flexible spending reimbursement accounts under a cafeteria plan qualifying under Section 125 of the Code (the “Purchaser Cafeteria Plan”) that provides benefits to Transferred Employees not substantially less favorable than those provided by the flexible spending reimbursement accounts under the cafeteria plans in which such Transferred Employees are eligible to participate as of the date hereof (the “Tyco Electronics Cafeteria Plan”).  As soon as practicable following the Closing Date, Seller shall cause to be transferred to Purchaser an amount in cash equal to the excess of the aggregate accumulated contributions to the flexible spending reimbursement accounts under the Tyco Electronics Cafeteria Plan made during the year in which the Closing Date occurs by the Transferred Employees over the aggregate reimbursement payouts made for such year from such accounts to such Transferred Employees; provided, however, that, if the aggregate payouts from the flexible spending reimbursement accounts made during the year in which the Closing Date occurs to such Transferred Employees exceed the aggregate accumulated contributions to such accounts for such year by such employees, Purchaser shall cause such excess to be transferred to Seller as soon as practicable following the Closing Date.  Purchaser shall cause such amounts to be credited to each such Transferred Employees’ corresponding accounts under the Purchaser Cafeteria Plan in which such employees participate following the Closing Date.  On and after the Closing Date, Purchaser shall assume and be solely responsible for all claims for reimbursement by Transferred Employees, whether incurred prior to, on or after the Closing Date, that have not been paid in full as of the Closing Date, which claims shall be paid pursuant to and under the terms of the Purchaser Cafeteria Plan, and Purchaser shall indemnify and hold harmless Seller and its Affiliates from any and all claims by or with respect to Transferred Employees for reimbursement under the Tyco Electronics Cafeteria Plan that have not been paid in full as of the Closing Date.  Purchaser agrees to cause the Purchaser Cafeteria Plan to honor and continue through the end of the calendar year in which the Closing Date occurs the elections made by each Transferred Employees under the Tyco Electronics Cafeteria Plan in respect of the flexible spending reimbursement accounts that are in effect immediately prior to the Closing Date.

(h)         Supplemental Life and Long Term Disability.  Effective on and for at least twelve (12) months after the Closing Date, Purchaser shall, or shall cause its Affiliates to, offer Transferred Employees coverage for supplemental life insurance and provide Transferred Employees with long-term disability policies that are not substantially less favorable than those offered by Seller and that cover Transferred Employees as of the date hereof, and Purchaser shall indemnify and hold harmless Seller and its Affiliates from any Liabilities, costs or expenses with respect to such policies.  For the avoidance of doubt, Seller shall be responsible for Business Employees and Former Employees who are receiving long-term disability benefits.

(i)             Credited Service.  With respect to each employee benefit plan, policy or practice, including severance, vacation and paid time-off plans, policies or practices, sponsored or maintained by Purchaser or its Affiliates, Purchaser shall recognize, for all Transferred

Employees from and after the Closing Date, credit for all service with the Asset Selling Entities, the Conveyed Entities and their respective predecessors, prior to the Closing Date for all purposes (including eligibility to participate, vesting credit, eligibility to commence benefits, benefit accrual, early retirement subsidies and severance).

(j)             No Third Party Beneficiaries.  This Agreement shall inure exclusively to the benefit of and be binding upon the parties hereto and their respective successors, assigns, executors and legal representatives.  Without limiting the generality of Section 11.6, nothing in this Section 5.5(j), express or implied, is intended to constitute an amendment to any Benefit Plan or confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or Liabilities under or by reason of this Agreement.

Section 5.6                                      EU Business Employees.  (a) Transfer via Transfer Regulations.  With respect to any EU Business Employees who are not employed by Conveyed Entities, the Parties agree that the purchase of the Business of any EU Asset Selling Entity pursuant to this Agreement will constitute a “relevant transfer” for the purposes of the Transfer Regulations and any applicable Laws, and accordingly, Purchaser or any relevant Affiliate of Purchaser shall employ each such EU Business Employee with effect from the Closing Date, as provided in the Transfer Regulations or any applicable Laws.  Notwithstanding the foregoing, with respect to such EU Business Employees, such transfer shall be on terms and conditions of employment that are not less favorable than the terms and conditions of employment provided to the EU Business Employees immediately prior to the Closing Date.  Notwithstanding the foregoing, and except to the extent required by Law, Purchaser shall not be obligated to establish a defined benefit retirement plan or arrangement for any EU Business Employees or any other Transferred Employees.  If any EU Business Employees or any other Transferred Employees were covered by a defined benefit arrangement of Seller immediately prior to the Closing, Purchaser shall establish as of the Closing Date a defined contribution arrangement for the benefit of such employees that provides reasonably comparable benefits, taking into account the difference in plan design, or such greater benefits as may be required by Law.  For a period of at least twelve (12) months following the Closing Date, Purchaser covenants and agrees to, or to cause its Affiliates to, continue to provide each EU Business Employee (including, for the avoidance of doubt, EU Business Employees employed by Conveyed Entities) with the terms and conditions of employment described in this Section 5.6(a).

(b)         Indemnity.  Purchaser shall indemnify and hold harmless Seller and its Affiliates from any and all Losses incurred prior to, on or after the Closing Date as a result of, arising out of, or in connection with (i) the EU Business Employees before the Closing Date in respect of any breach of the information and consultation provisions of the Transfer Regulations by Purchaser or any Affiliate of Purchaser; (ii) any claim by an EU Business Employee (whether or not such EU Business Employee resigns and/or objects to becoming employed by Purchaser under the Transfer Regulations) that any EU Asset Selling Entity is in breach of contract and/or in breach of any statutory employment rights because of any change in, or any plans of Purchaser (or any relevant Affiliate of Purchaser) to change, any terms and conditions of employment or working conditions of any EU Business Employee after the Closing Date; and (iii) the EU Business Employees on and after the Closing Date and, to the extent the obligation giving rise to such Losses constituted an Assumed Liability under Section 2.4(g), before the Closing Date.  From and after the Closing Date, Purchaser shall, or shall cause its Affiliates to, honor, pay, perform and satisfy any and all Liabilities, obligations and responsibilities to, or in respect of, each EU Business Employee arising, before or upon the Closing Date, under applicable law or under the terms of any employment, consulting, severance, information and/or consultation or similar agreement or other obligation, in accordance with the terms thereof.  The indemnity provided in this Section 5.6(b) shall not duplicate any obligation of Purchaser pursuant to Article VIII of this Agreement, and shall be governed by the provisions of such Article to the extent applicable.

(c)          Non-Transfer of EU Business Employees.  If the contract of employment of any EU Business Employee is found (or alleged) not to have effect after the Closing Date as if originally made with Purchaser, Purchaser agrees that (i) in consultation with Seller, it will within seven (7) days of being informed of such finding or allegation make to the relevant EU Business Employee an offer in writing to employ him or her under a new contract of employment to take effect on the termination referred to below and (ii) any such offer made by Purchaser will be on terms and conditions which taken as a whole do not differ in any material way from the terms and conditions of employment of that EU Business Employee immediately before the Closing Date (save as to the identity of the employer).  Upon that offer being made (or at any time after the offer should have been made if no offer is made) the relevant EU Asset Selling Entity shall terminate the employment of the relevant EU Business Employee, and Purchaser shall indemnify and hold harmless Seller and its Affiliates from any Losses arising directly or indirectly out of the employment of that EU Business Employee from the Closing Date until such termination and the termination of such employment.

(d)         No Third Party Beneficiaries.  This Agreement shall inure exclusively to the benefit of and be binding upon the parties hereto and their respective successors, assigns, executors and legal representatives.  Without limiting the generality of Section 11.6, nothing in this Section 5.6, express or implied, is intended to constitute an amendment to any Benefit Plan or confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 5.7                                      Wage Reporting.  Purchaser and Seller shall utilize, or cause their Affiliates to utilize, the standard procedure set forth in Section 4 of Rev. Proc. 2004-53, with respect to United States wage reporting.

Section 5.8                                      Bulk Transfer Laws.  Purchaser acknowledges that the Seller Entities have not taken, and do not intend to take, any action required to comply with any applicable bulk sale or bulk transfer Laws or similar Laws.  Seller agrees to indemnify and hold harmless Purchaser from and against any and all Liabilities incurred that arise out of or result from the failure of Seller and Purchaser to comply with or perform any actions in connection with the provisions of any such Law.

Section 5.9                                      Seller’s Marks.  Immediately upon the Closing, Purchaser shall cause each division of the Business and each Conveyed Entity (each, a “Purchased Division”) to change its name to a name that does not include “Tyco”, “Tyco Electronics”, any of the Seller’s Marks or any derivatives thereof or anything confusingly similar thereto and Purchaser, each Affiliate thereof, the Purchased Division(s) and their respective directors, officers, successors, assigns, agents or representatives shall not register or attempt to register, and, except as otherwise set forth in this Section 5.9, shall not directly or indirectly use, in any fashion, including in signage, corporate letterhead, business cards, Internet websites, marketing material and the like (collectively, “Materials”), or seek to register, in connection with any products or services anywhere in the world in any medium, any name, mark or symbol that includes, is identical to or is confusingly similar to, any of the trademarks, service marks, domain names, trade names or other indicia of origin set forth on Schedule 5.9 of the Seller Disclosure Letter or any other indicia of origin characterized as an Excluded Asset under this Agreement (collectively, “Seller’s Marks”), nor shall any of them challenge or assist any third party in opposing the rights of Seller or any Affiliate of Seller anywhere in the world in any such Intellectual Property.  For the avoidance of doubt, in no event shall any of the Transferred Intellectual Property be deemed to constitute Intellectual Property that includes, is identical to or is confusingly similar to, any of Seller’s Marks.  Purchaser acknowledges and agrees that no right or grant is provided for herein for Purchaser or any Purchased Division to (i) use the Seller’s Marks alone or in combination with any other mark, name or term or (ii) grant sublicenses to the Seller’s Marks for any purpose whatsoever.  Subject to the restrictions set forth herein, Seller hereby grants to Purchaser effective as of the Closing Date a personal, nonexclusive, royalty-free license for nine (9) months after the Closing Date, to use tools, dies and molds acquired by Purchaser hereunder which carry one or more of the Seller’s Marks to be cast, struck or molded into Inventory.  Purchaser shall in any event phase out such use of such tools, dies and molds as soon as is reasonably practicable and, in particular, shall if practicable remove the cast for such marks from each such tool, die or mold on the first occasion after the Closing Date when such tool, die or mold is refurbished.  Notwithstanding the foregoing, Seller hereby grants to Purchaser, effective as of the Closing Date, a royalty-free license to use Seller’s Marks solely with respect to Inventory, shipping materials (other than labels and other printed shipping documents) and product catalogues in existence as of the Closing Date.  Such limited license shall terminate nine (9) months after the Closing Date regardless of whether or not Inventory or Materials branded with Seller’s Marks remain in Inventory or the possession of Purchaser or any Purchased Division.  Inventory and Materials subject to this license do not need to be rebranded if sold or used prior to termination of the nine-month license period.  All use of Seller’s Marks as permitted hereunder shall inure to the benefit of Seller.  Purchaser shall ensure that immediately following the Closing Date any hypertext links to Internet websites operated by Seller or its Affiliates and any other use of Seller’s Marks are removed from any Internet web sites operated by any Purchased Division or included in the Purchased Assets.

Section 5.10                                Resale or Other Exemption Certificates.  At the Closing (or within such reasonable time thereafter as may be necessary to perfect the resale or other exemption certificates), Purchaser shall deliver to Seller fully completed and executed resale exemption certificates or other applicable exemption certificates for all states and localities identified by Seller in Schedule 5.10 of the Seller Disclosure Letter as jurisdictions in which Inventory is to be transferred.  To the extent any jurisdiction refuses to accept any resale exemption certificate or other applicable exemption certificate provided by Purchaser, Seller and Purchaser agree that any Transfer Taxes (and related interest and penalty) assessed by such jurisdiction shall be borne by Purchaser and Seller as described in Article VII.

Section 5.11                                Post-Closing Information.  For a period of seven (7) years following the Closing, upon written request delivered to Purchaser, Purchaser shall, and Purchaser shall cause the Conveyed Entities and the Affiliates of Purchaser to afford to Seller and its Representatives reasonable access during regular normal business hours, upon reasonable advance notice subject restrictions under applicable Law, to the properties, books and records and employees of Purchaser, the Conveyed Entities and the Affiliates of Purchaser with respect to the Business to the extent necessary to prepare or defend any judicial or administrative proceeding related to the Business or to enable Seller and its Representatives to satisfy Seller’s and its Affiliates’ financial reporting and Tax planning, preparation and reporting obligations.

Section 5.12                                Indemnification of Officers and Directors.  The certificate of incorporation, bylaws or other comparable organizational documents of each of the Conveyed Entities shall contain provisions no less favorable with respect to indemnification for acts or omissions by officers and directors in their capacities as such at any time prior to the Closing than are set forth in such documents immediately prior to the Closing, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Closing in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Closing were present or former directors or officers of the Conveyed Entities at the Closing (each, together with such person’s heirs, executors or administrators, a “Conveyed Entity Covered Person”) relating to service prior to the Closing.  Seller agrees that it will maintain “run-off” coverage for Conveyed Entity Covered Persons that covers acts or omissions prior to the Closing.  Purchaser agrees that after the Closing Date, the Conveyed Entity Covered Persons will be covered by any directors’ and officers’ liability insurance policy purchased by Purchaser or an Affiliate of Purchaser, to the extent any such policy exists and is not a “tail policy” acquired in connection with the acquisition of a company and limited exclusively to the directors and officers of such company prior to its acquisition. The rights of each Conveyed Entity Covered Person hereunder shall be in addition to, and not in limitation of, any other rights such Conveyed Entity Covered Person may have under the certificate of incorporation, bylaws or other comparable organizational documents of each of the Conveyed Entities, any other indemnification arrangement, applicable Laws or otherwise.  The provisions of this Section 5.12 shall survive the consummation of the transactions contemplated hereby and are expressly intended to benefit each Conveyed Entity Covered Person.

Section 5.13                                Replacement of Certain Obligations  (a) Prior to the Closing Date, Purchaser shall use its reasonable best efforts to, effective as of the Closing Date, (i) cause to be terminated each of the parent guarantees listed on and described in Schedule 5.13(a)(i) of the Seller Disclosure Letter or any guarantees entered into after the date hereof in the ordinary course of the Business (including renewals and extensions of any of the foregoing) (the “Parent Guarantees”), (ii) replace the surety and other bonds set forth on Schedule 5.13(a)(ii) of the Seller Disclosure Letter or any surety and other bonds issued after the date hereof with respect to the Business (including renewals and extensions of any of the foregoing) (the “Seller Surety Bonds”), and (iii) replace the letters of credit set forth on Schedule 5.13(a)(iii) of the Seller Disclosure Letter or any letters of credit issued after the date hereof in the ordinary course of the Business (the “Parent LofCs”) and terminate any reimbursement obligations or other Contracts between and among Seller and its Affiliates (other than the Conveyed Entities), on the one hand, and the beneficiary of any such Parent Guarantee or the provider of any such Seller Surety Bond or any such Parent LofC, on the other hand, in each case that relates to any such Parent Guarantee, Seller Surety Bond or Parent LofC (each, a “Related Obligation or Contract”).  In the event that any such Parent Guarantee, Seller Surety Bond, Parent LofC or Related Obligation or Contract remains outstanding as of the Closing Date, Purchaser shall deliver to Seller at the

Closing an unconditional letter of credit in form and substance satisfactory to Seller in its sole and absolute discretion from a bank or other financial institution acceptable to Seller in its sole and absolute discretion for (A) in the case of any such Parent Guarantee, the aggregate amount that may be payable under such Parent Guarantee, (B) in the case of any such Seller Surety Bond, the aggregate amount that may be payable under such Seller Surety Bond, (C) in the case any such Parent LofC, the amount of such Parent LofC, and (D) in the case of any such Related Obligation or Contract, the aggregate amount that may be payable under such Related Obligation or Contract.

(b)         To the extent Purchaser is unable to terminate or replace a Parent Guarantee, Seller Surety Bond, Parent LofC or Related Obligation or Contract as contemplated by Section 5.13(a), Purchaser shall have a continuing obligation after the Closing to use its reasonable best efforts to have any such Parent Guarantee, Seller Surety Bond, Parent LofC or Related Obligation or Contract terminated or replaced as contemplated by Section 5.13(a).  To the extent that Seller or any of its Affiliates has performance obligations under any such Parent Guarantee, Seller Surety Bond or Parent LofC or Related Obligation or Contract, Purchaser and its Affiliates shall use their respective reasonable best efforts to perform such obligations on behalf of such party or otherwise take such action as reasonably requested by Seller so as to put such party in the same position as if Purchaser (or its Affiliates), and not such party, had performed or were performing such obligations.  Purchaser shall not, and shall not permit the Business, to enter into any amendment or waiver with respect to, or exercise any renewal option or other similar provision under, any Contract, agreement, lease or other arrangement that pertains to a Parent Guarantee, Seller Surety Bond, Parent LofC or Related Obligation or Contract that has the effect of extending the term of such Contract, agreement, lease or other arrangement beyond its current term or otherwise increasing the exposure under the applicable Parent Guarantee, Seller Surety Bond, Parent LofC or Related Obligation or Contract or under any such Contract, agreement, lease or other arrangement.  Neither Seller nor any of its Affiliates shall have any obligation to extend the term, or otherwise agree to any amendment or waiver, of any Parent Guarantee, Seller Surety Bond, Parent LofC or any Related Obligation or Contract that remains outstanding after the Closing.

Section 5.14        Exclusive Dealing.  (a) During the period from the date of this Agreement until the earlier of (i) the date this Agreement is terminated in accordance with its terms and (ii) the Closing Date, Seller shall not take, and shall cause the Seller Entities and their respective Affiliates and Representatives to refrain from taking, any action, directly or indirectly, to solicit or engage in discussions or negotiations with, or provide any information to, any Person, other than Purchaser (and its Affiliates and the Bidder Representatives), concerning the purchase of the Business, the Equity Interests or the Purchased Assets (whether by asset sale, stock sale, merger, recapitalization or other transaction).

(b)         Immediately following the execution of this Agreement, Seller shall, and shall cause its Affiliates, and each of their respective Representatives to terminate any existing discussions or negotiations with any Persons, other than Purchaser (and its Affiliates and the Bidder Representatives), concerning the purchase of the Business, the Equity Interests or the Purchased Assets.

Section 5.15           No Hire and Non-Solicitation of Employees.  (a) Neither Seller nor any of its controlled Affiliates will at any time prior to two (2) years from the Closing Date, directly or indirectly, (i) solicit the employment or services (whether as an employee, consultant, independent contractor or otherwise) of any of the Transferred Employees specified on Schedule 5.15(a) of the Seller Disclosure Letter without Purchaser’s prior written consent or (ii) hire in any capacity (whether as an employee, consultant, independent contractor or otherwise) any of the Transferred Employees specified on Schedule 5.15(a) of the Seller Disclosure Letter, who is not terminated by Purchaser or any of its Affiliates subsequent to the Closing, without Purchaser’s prior written consent.

(b)   Neither Purchaser nor any of its controlled Affiliates will at any time prior to two (2) years from the Closing Date, directly or indirectly, (i) solicit the employment or services (whether as an employee, consultant, independent contractor or otherwise) of any of the employees of Seller and its Affiliates specified on Schedule 5.15(b) of the Seller Disclosure Letter without Seller’s prior written consent or (ii) hire in any capacity (whether as an employee, consultant, independent contractor or otherwise) any of the employees of Seller and its Affiliates specified on Schedule 5.15(b) of the Seller Disclosure Letter, who is not terminated by Seller or any of its Affiliates subsequent to the Closing, without Seller’s prior written consent.

(c)   The Parties acknowledge and agree that notwithstanding Section 5.15(a), as of the date hereof, Schedule 5.15(a) of the Seller Disclosure Letter does not contain the names of specific Transferred Employees but instead contains a list of job categories encompassing the Transferred Employees in respect of whom Seller and its Affiliates will be obligated under Section 5.15(a).  The Parties agree that they will cooperate in good faith between the date hereof and the Closing Date to modify Schedule 5.15(a) of the Seller Disclosure Letter so that such Schedule consists of a list of Transferred Employee names rather than categories of Transferred Employees (which list of Transferred Employee names will for the avoidance of doubt be derived from the job categories set forth on such Schedule as of the date hereof).

(d)   For purposes of this Section 5.15, the term “solicit the employment or services” shall not be deemed to include generalized searches for employees through media advertisements of general circulation, employment search firms, open job fairs or otherwise; provided, that, such searches are not focused or targeted on the employees described on Schedule 5.15(a) or Schedule 5.15(b) of the Seller Disclosure Letter, as applicable.

Section 5.16           Post-Closing Obligations for Leases.  Purchaser shall not, without the prior written consent of Seller, exercise any right with regard to, or enter into, any amendment, renewal, modification or waiver of any Real Property Lease that could extend the term thereof beyond its then-current term with respect to any Real Property Lease as to which Seller or one of its Affiliates remains the leasing party, or a guarantor, or is otherwise secondarily liable for the obligations of the lessee, under such lease.  Notwithstanding the foregoing, with respect to any Real Property Lease that involves a month-to-month tenancy and with respect to which Seller or one of its Affiliates remains the leasing party, or a guarantor or is otherwise secondarily liable, in no event shall Purchaser extend such Real Property Lease (or otherwise continue or renew such month-to-month tenancy) later than the date that is twelve (12) months after the Closing Date.  Nothing in this Agreement shall be deemed to prevent Purchaser from seeking a novation of, or entering into a new lease for the Leased Real Property relating to, any Real Property Lease as to which Seller remains the leasing party, or a guarantor, or is otherwise secondarily liable for the obligations of the lessee under such lease so long as such novation or new lease contains a full release of all obligations of Seller and/or its Affiliate, as the case may be, under such Real Property Lease.

Section 5.17           Purchaser Trademarks and Trade Names.  Following the Closing, Purchaser hereby grants to Seller (i) a three year, exclusive  worldwide, fully-paid and royalty-free license under the “M/A-COM” name (the “Licensed Mark”) to use, reproduce and affix the Licensed Mark in connection with products manufactured by or on behalf of Seller and its Affiliates in the field of land mobile radio.  To the extent Seller uses the Licensed Mark in connection with general marketing materials, including any advertising, brochures or other marketing materials displayed or distributed at trade shows, in a manner that could reasonably be expected to result in confusion among customers of Seller and Purchaser, respectively, Seller shall use the Licensed Mark in combination with other distinguishing marks, language or means of identification (e.g., use the TYCO ELECTRONICS mark or the word “wireless” in close proximity to the Licensed Mark).  In addition to, and without limiting, the foregoing rights, Purchaser hereby grants to Seller and its Affiliates a non-exclusive, worldwide, fully-paid and royalty-free license under the Licensed Mark and any other trademarks, service marks, domain names, trade names or other indicia of origin included in the Transferred Intellectual Property (i) to use the Licensed Mark or such other trademarks, service marks, domain names, trade names or other indicia of origin included in the Transferred Intellectual Property in any marketing materials existing on the date of the Closing until the time that such marketing materials are consumed in the ordinary course of business and (ii) for nine (9) months after the Closing Date to use tools, dies and molds which carry the Licensed Mark or such other trademarks, service marks, domain names, trade names or other indicia of origin included in the Transferred Intellectual Property and to market and sell any Inventory created with such tools, dies or molds.  Seller acknowledges that the products manufactured by or on behalf of Seller and its Affiliates in the field of land mobile radio and in respect of which the Licensed Mark or such other trademarks, service marks, domain names, trade names or other indicia of origin included in the Transferred Intellectual Property are used, reproduced or affixed shall be of a quality and nature comparable to such products manufactured by or on behalf of such businesses prior to the Closing.

Section 5.18           Novation and Assignment of Assumed Contracts.

(a)   Purchaser and Seller shall cooperate in seeking the transfer (by novation or assignment) of all Assumed Contracts from Seller or any Seller Entity to Purchaser, effective as of or as soon as practicable after the Closing Date.  Seller will appoint an individual who has experience in contract management to assist Purchaser in the novation and assignment process.  For each Government Contract that is an Assumed Contract directly between Seller and any one or more U.S. Governmental Authorities, Seller and Purchaser shall use commercially reasonable efforts to obtain the consents and approvals of the other party or parties to that Government Contract to novate the obligations and rights to Purchaser, consistent with 48 C.F.R. § 42.1204 et seq.  For each other Assumed Contract, Seller and Purchaser shall use commercially reasonable efforts to obtain all required consents and approvals of the other party or parties to such other Assumed Contract to novate such Assumed Contract, and if such novation cannot be obtained, Seller and Purchaser shall use commercially reasonable efforts to obtain all required consents and approvals of the other party or parties to such other Assumed Contract for the assignment of such other Assumed Contract, it being understood that neither Seller nor any of its Affiliates shall be required to expend money, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain such consents and approvals.  Nothing in this Agreement shall be deemed to constitute a novation or assignment of any Assumed Contract if the attempted novation or assignment thereof without the consent of the other party or parties thereto would constitute a breach thereof, would be ineffective with respect to any party or parties to such Assumed Contract or affect the rights of the applicable Seller Entity thereunder.

(b)   In the event that the transfer of one or more Assumed Contracts as described in this Section 5.18 cannot be made, or if such attempted novation or assignment would give rise to any right of termination, or would otherwise adversely affect the rights of the applicable Seller Entity or Purchaser under such Assumed Contract, or would not novate or assign all of the applicable Seller Entity’s rights thereunder at the Closing, from and after the Closing, Seller and Purchaser shall continue to cooperate and use commercially reasonable efforts to obtain all consents and approvals required to provide Purchaser with all such rights.  To the extent that any such consents and waivers are not obtained, or until the impediments to such novation or assignment are resolved, to the extent permitted by applicable Law and the terms of such Assumed Contract, Seller shall and shall cause the Seller Entities to use commercially reasonable efforts (but without any obligation to expend money, commence any litigation or offer or grant any accommodation (financial or otherwise)) to (i) provide to Purchaser, at the request of Purchaser, the benefits of any such Assumed Contract to the extent related to the Business, including entering into a subcontract with Purchaser for the performance of such Assumed Contract until such Assumed Contract is transferred in accordance with Section 5.18(a); (ii) cooperate in any lawful arrangement designed to provide such benefits to Purchaser and take all necessary steps and actions to provide Purchaser with the benefits of such Assumed Contract and to relieve the applicable Seller Entity of the performance and other obligations thereunder; and (iii) enforce, at the request of and for the account of Purchaser, any rights of any Seller Entity arising from any such Assumed Contract against any third party (including any Governmental Authority) including the right to elect to terminate in accordance with the terms thereof upon the advice of Purchaser.  To the extent that Purchaser is provided the benefits of any Assumed Contract referred to in this Section 5.18 (whether from Seller or otherwise), Purchaser shall perform on behalf of the applicable Seller Entity and for the benefit of any third party (including any Governmental Authority) the obligations of the applicable Seller Entity thereunder.  Purchaser agrees to pay, perform and discharge, and defend and indemnify Seller and its Affiliates against and hold Seller and its Affiliates harmless from, all Liabilities of Seller and its Affiliates relating to such performance or failure to perform, and in the event of a failure of such indemnity, Seller and its Affiliates shall cease to be obligated under this Agreement with respect to the Assumed Contract that is the subject of such failure.  This Section 5.18 shall also apply to any Real Property Lease, Equipment Lease, Intellectual Property License, Permit or right as if such contract, permit or right was an Assumed Contract.

Section 5.19    CFIUS Notification.  Seller and Purchaser shall cooperate in the preparation of a voluntary joint filing of notice of the transaction to the CFIUS and any requested supplemental information (collectively, the “Joint Notice”) pursuant to 31 C.F.R. Part 800 and the Foreign Investment and National Security Act of 2007, P.L. 110-49, 121 Stat. 246, 259

(“FINSA”).  Purchaser shall take the lead in preparing the Joint Notice, and Seller shall provide for inclusion in the Joint Notice all statements called for by 31 C.F.R. § 800.402(c)(2) through (c)(4).  Purchaser shall not file any such Joint Notice without Seller’s consent.  Purchaser shall take the lead in responding to any post-filing requests from the CFIUS or any Governmental Authority that may relate to representations or proposed agreements by Purchaser.  Seller and Purchaser shall keep one another informed in a timely manner of communication with any CFIUS or any Governmental Authority with respect to the Joint Notice and each shall provide the other the opportunity to participate in such communication.  If at any point in the CFIUS review process, the CFIUS offers the Parties an opportunity to withdraw and resubmit the Joint Notice, and either Seller or Purchaser opts to request withdrawal and resubmission in response to such offer by the CFIUS, then the other Party shall agree to join the request for withdrawal and resubmission.

Section 5.20   Termination of Intercompany Contracts.  Prior to the Closing, Seller shall, and shall cause each of the Seller Entities to, and shall cause the counterparties thereto to, execute and deliver a termination and release agreement with respect to any Contract with respect to the Business between Seller and its Affiliates (other than the Business), on the one hand, and the Business, on the other hand, except for those Contracts that are (i) set forth in Schedule 5.20 to the Seller Disclosure Letter or (ii) specifically contemplated by this Agreement.

Section 5.21        Collection of Accounts Receivable.  Seller shall forward promptly to Purchaser any monies, checks or instruments received by Seller after the Closing with respect to the accounts receivable purchased by Purchaser from Seller pursuant to this Agreement.

Section 5.22        Assumed Liabilities Covered by Tyco Electronics Insurance.  With respect to events relating to the Assumed Liabilities that occurred or existed prior to the Closing Date that are covered by Seller’s or its Affiliates’ occurrence-based third-party liability insurance policies, Purchaser may make claims under such policies to the extent such coverage and limits are available under such policies; provided, however, that Seller shall not be required to pay any amount to Purchaser pursuant to this Section 5.22 unless and until it has received payment associated with claims under such policies from the third-party insurer (net of any deductible).  Purchaser and Seller shall cooperate in connection with making such claim and each Party shall provide the other with all reasonably requested information necessary for Seller to make such claim.  Seller agrees to take actions that it believes in good faith are commercially reasonable to permit Purchaser to make claims under such insurance policies of Seller and its Affiliates solely in respect of Liabilities that existed or occurred prior to the Closing Date.

Section 5.23        Delivery of Product Specifications.  Prior to the Closing Date, Seller shall provide to Purchaser written product specifications for each of the products to be supplied by Purchaser to Seller pursuant to the terms of the Supply Agreement.

Section 5.24        Delivery of the Tax Opinion.  No later than 12:01 a.m. on the day after the date hereof, Seller shall deliver to Purchaser the Tax Opinion to satisfy the condition set forth in Section 6.3(d).

Section 5.25        Cork Sublease. Prior to or upon the Closing, Purchaser (or its

Affiliate), as sublessee, shall enter into a sublease (the “Cork Sublease”) with M/A-COM Eurotec B.V. or an Affiliate, as sublessor, with respect to the entire premises located at Building 4, Eastgate Road, Eastgate Business Park, Little Island, Cork, Ireland, upon the same terms and conditions as the overlease with respect to such premises (the “Cork Overlease”); provided the initial term of the Cork Sublease shall be for five (5) years with successive options to renew for a term of one (1) additional year at the election of sublessee at least ninety (90) days in advance of the next scheduled expiration date of the term (but in no event beyond the expiration of the term of the Cork Overlease).  For the avoidance of doubt, Section 5.13 hereunder shall not be applicable to the Cork Sublease.  Each Party agrees to use its reasonable best efforts to take, or cause to be taken, all actions necessary to obtain the consent of the lessor under the Cork Overlease to the Cork Sublease, in the most expeditious manner practicable, but without any requirement that any Party expend any money to obtain such consent.  If such consent is not obtained prior to the Closing, Purchaser (or its Affiliate) shall be liable under the Cork Sublease as if such consent had been granted and shall defend and indemnify the Seller Indemnitees and save and hold each of them harmless against any Losses incurred by them as a result thereof.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1             Conditions to the Obligations of Each Party.  The respective obligations of Purchaser and Seller to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by Purchaser or Seller, as appropriate, at or before the Closing Date, of each of the following conditions:

(a)   Injunctions; Illegality.  The consummation of the transactions contemplated hereby shall not be restrained, enjoined or prohibited by any Order and there shall not have been any Law enacted, promulgated or deemed applicable to the transactions contemplated hereby by any Governmental Authority that prevents the consummation of such transactions or has the effect of making such consummation thereof illegal.

(b)   Antitrust Laws Any applicable waiting period (or any extension thereof) under Antitrust Laws relating to the transactions contemplated by this Agreement shall have expired or been terminated and any filings or approvals required under Antitrust Laws relating to the transactions contemplated by this Agreement shall have been made or obtained.

(c)   CFIUS.  Purchaser and Seller or their respective counsel shall have received written notice from CFIUS that the review of the transaction under Section 721 of the United States Defense Production Act of 1950, as amended by FINSA and otherwise, has been concluded and that the President of the United States has not announced his intention to suspend or prohibit the transaction or seek divestment or other relief pursuant to the authority granted to him under the Defense Production Act of 1950, as amended.

Section 6.2             Conditions to the Obligations of Purchaser.  The obligations of Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by Purchaser on or prior to the Closing Date of the following further conditions:

(a)   Performance.  All of the material agreements and covenants of Seller to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects.

(b)   Representations and Warranties.  The representations and warranties of Seller contained in Article III shall be true and correct on and as of the Closing Date as if made at and as of such date (other than those made as of a specified date, which shall be true and correct in all respects on and as of such specified date), except for such failures to be true and correct that do not have, individually or in the aggregate, a Material Adverse Effect (it being agreed that in determining whether such failures would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, any materiality or Material Adverse Effect qualification in a particular representation and warranty shall be disregarded except as set forth in Schedule 6.2(b) of the Seller Disclosure Letter).

(c)   Certificate. Purchaser shall have received a certificate signed by Seller, dated as of the Closing Date, to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

(d)   No Material Adverse Effect.  Since the date of this Agreement, there shall have been no Material Adverse Effect.

Section 6.3             Conditions to the Obligations of Seller.  The obligations of Seller to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by Seller on or prior to the Closing Date of the following further conditions:

(a)   Performance.  All of the material agreements and covenants of Purchaser to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects.

(b)   Representations and Warranties.  The representations and warranties of Purchaser contained in Article IV shall be true and correct in all respects on and as of the Closing Date as if made on and as of such date (other than those made as of a specified date, which shall be true and correct in all respects on and as of such specified date).

(c)   Certificate. Seller shall have received a certificate signed by Purchaser, dated as of the Closing Date, to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

(d)   Tax Opinion.  Pursuant to a Tax Sharing Agreement, dated as of June 29, 2007, by and among Seller, Tyco International Ltd. and Covidien Ltd. (the “TSA”), Seller shall have received an unqualified “will” opinion of qualified tax counsel under the TSA, which opinion in form and substance is reasonably acceptable to Seller, Tyco International Ltd. and Covidien Ltd. (the “Tax Opinion”) and upon which each of them may rely, confirming either (i) that the transactions contemplated by this Agreement will not, either separately or in conjunction with other actions taken by Seller, result in any taxes being imposed on or in connection with the distribution of Seller’s stock and the stock of Covidien Ltd. by Tyco International Ltd. to its shareholders on June 29, 2007 or any transactions undertaken in connection with such distributions or (ii) that the Tax Opinion is not required under the TSA with respect to the transactions contemplated by this Agreement.

Section 6.4             Frustration of Closing Conditions.  None of Purchaser or Seller may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such Party’s failure to act in good faith or such Party’s failure to use its reasonable best efforts to cause the Closing to occur as required by Section 5.3 or such Party’s compliance with its obligations under Sections 5.3 or 5.4 or under any other provision of this Agreement.

ARTICLE VII

TAX MATTERS

Section 7.1             Allocation of Taxes to Seller.  Seller shall be responsible for and will pay or cause to be paid any and all of the following (collectively, “Seller’s Taxes”):

(a)   all Taxes imposed on the Conveyed Entities with respect to all periods of the Conveyed Entities that end on or before the Closing Date and all Taxes imposed on Seller, the Equity Selling Entities and the Asset Selling Entities;

(b)   all Income Taxes imposed on the Seller, the Seller Entities and the Conveyed Entities under any consolidation, combination, fiscal unity, or similar regime by any U.S. or foreign federal, state or local Tax Law for all taxable periods or portions thereof of Seller or its Affiliates that end on or before or include the Closing Date;

(c)   Seller’s portion of the Taxes for any Straddle Period, as determined under Section 7.3;

(d)   fifty (50) percent of all Transfer Taxes; and

(e)   any Taxes imposed on Seller, the Conveyed Entities, or the Equity Selling Entities as a result of the Section 338(h)(10) Election.

provided, however, that (i) Seller’s Taxes shall not include any Taxes arising as a result of actions taken by any Conveyed Entity, Purchaser, or any of their Affiliates with respect to the Business, the Purchased Assets or any Conveyed Entity after the Closing Date, and (ii) Seller’s Taxes shall not include any liability for Taxes to the extent such Taxes are accrued Taxes described in Section 2.4(d).

Section 7.2             Allocation of Taxes to Purchaser.  Purchaser shall be responsible for, will pay or cause to be paid, and will indemnify Seller and its Affiliates from and against (i) any and all Taxes of, or relating to, the Business, the Conveyed Entities or the Purchased Assets with respect to all periods that begin after the Closing Date, (ii) any and all Taxes of, or relating to, the Business, the Conveyed Entities or the Purchased Assets arising as a result of actions taken by any Conveyed Entity, Purchaser, or any of their Affiliates after the effective time of the Closing, (iii) fifty (50) percent of all Transfer Taxes and (iv) any and all accrued Taxes described in Section 2.4(d).

Section 7.3             Allocation of Straddle Period Taxes.  (a) With respect to any taxable period of a Conveyed Entity relating to Taxes that would (absent an election) include, but not end until after, the Closing Date (a “Straddle Period”), Seller may or may cause one or more of the Conveyed Entities, at its sole option, to elect with any relevant Taxing Authority to close such Straddle Period as of the end of the Closing Date.  As a result of such election, Taxes will be allocated to Seller, on the one hand, and Purchaser, on the other hand, pursuant to the provisions of Section 7.1 and Section 7.2, respectively.

(b)   In any case where the Straddle Period of a Conveyed Entity is not closed pursuant to the preceding Section 7.3(a), Seller will be allocated any Income Taxes imposed on the Conveyed Entity for the portion of the Straddle Period up to and including the Closing Date.  For purposes of this Section 7.3(b), Income Taxes for the portion of a Straddle Period up to and including the Closing Date will be determined based upon an interim closing of the books of a Conveyed Entity as of 11:59 p.m. on the Closing Date based upon Tax accounting methods, practices, and procedures last used by such Conveyed Entity in preparing its Tax Returns.

(c)   As to any Tax other than an Income Tax or a Transfer Tax for any Straddle Period, Seller will be allocated:

(i)          for any such Tax that is determined based upon specific transactions (including, but not limited to, value added, sales, and use Taxes), all such Taxes applicable to transactions that have been consummated during the period through the end of the Closing Date; and

(ii)         for any such Tax that is not based upon specific transactions (including, but not limited to, license, real property, personal property, franchise and doing business Taxes), any such Tax equal to the full amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

Section 7.4             Tax Returns; Payment of Taxes.  (a) Except as set forth on Schedule 7.4(a) of the Seller Disclosure Letter, Seller shall, and shall cause the Equity Selling Entities, the Asset Selling Entities, and/or the Conveyed Entities to, prepare and file, or cause to be prepared and filed, within applicable statutory limits and consistent with prior practice, all Tax Returns of or which include the Conveyed Entities or the Purchased Assets (including any amendments thereto) that are due to be filed (giving effect to any extension of time to file) on or prior to the Closing Date (the “Pre-Closing Period Tax Returns”).  Seller shall, and shall cause the Equity Selling Entities and/or the Conveyed Entities to, pay all Taxes shown on such Pre-Closing Period Tax Returns when due.  To the extent that Seller or its Affiliates are required to file Tax Returns with respect to Transfer Taxes, Seller shall, and shall cause the Equity Selling Entities, the Asset Selling Entities, and/or the Conveyed Entities to, permit Purchaser to review and comment on the portion of any Tax Returns related to the determination of any Transfer Tax, and Seller shall, and shall cause the Equity Selling Entities, the Asset Selling Entities, and/or the Conveyed Entities to, make such revisions to such Tax Returns as are reasonably requested by Purchaser.  Purchaser shall pay over to Seller, no fewer than three (3) Business Days prior to the due date of any such Transfer Tax Return, an amount of cash sufficient for the payment of fifty

(50) percent of any Taxes shown as due on such Tax Return and for which Purchaser bears responsibility pursuant to Section 7.2 hereof.  Seller shall deliver or cause to be delivered copies of all Pre-Closing Period Tax Returns for the Conveyed Entities (other than any Income Tax Returns) to Purchaser within thirty (30) days of the filing of any such Pre-Closing Period Tax Return.

(b) (i) Purchaser shall, and shall cause its Affiliates to, prepare and file, or cause to be prepared and filed, all Tax Returns (other than Income Tax Returns (which shall be the responsibility of Seller) and Transfer Tax Returns) relating to the Business, the Purchased Assets or the Conveyed Entities that are due to be filed (giving effect to any extensions of time to file) after the Closing Date, but that include or relate to taxable periods (or portions thereof) ending on or prior to the Closing Date, including taxable periods beginning before and ending after the Closing Date (collectively, “Straddle Period Returns”).  Purchaser shall pay or cause to be paid all Taxes with respect to such Straddle Period Returns when due.  Purchaser shall, and shall cause its Affiliates to, permit Seller to review and comment on any Straddle Period Returns for which Seller or any of its Affiliates has any indemnification obligation under this Agreement, and Purchaser shall, and shall cause its Affiliates to, make such revisions to such Tax Returns as are reasonably requested by Seller.  Seller shall, and shall cause the Equity Selling Entities and/or the Asset Selling Entities to, pay over to Purchaser, no fewer than three (3) Business Days prior to the due date of the applicable Straddle Period Return, an amount of cash sufficient for the payment of any Taxes required to be shown as due on such Tax Return and for which Seller bears responsibility pursuant to Section 7.1.

(ii) To the extent that Purchaser or its Affiliates are required to file Tax Returns with respect to Transfer Taxes, Purchaser shall, and shall cause its Affiliates to, permit Seller to review and comment on the portion of any Tax Returns related to the determination of any Transfer Tax, and Purchaser shall, and shall cause its Affiliates to, make such revisions to such Tax Returns as are reasonably requested by Seller.  Seller shall pay over to Purchaser, no fewer than three (3) Business Days prior to the due date of any such Transfer Tax Return, an amount of cash sufficient for the payment of fifty (50) percent of any Taxes shown as due on such Tax Return and for which Seller bears responsibility pursuant to Section 7.1.

(c)   Purchaser agrees that, with respect to each of the Conveyed Entities and any successor thereto:

(i)          except as provided in Section 7.7(d), neither Purchaser nor any of its Affiliates or any successor thereto will file any claim for refund of Taxes with respect to (a) any period ending on or before the Closing Date, or (b) in the case of a Straddle Period, the portion of such Straddle Period ending on the Closing Date;

(ii)         Purchaser, its Affiliates, and any successor thereto must make any election available to them to waive the right to claim in respect of any period ending on or before the Closing Date any carryback with respect to Taxes arising in (a) any period beginning after the Closing Date, or (b) in the case of a Straddle Period, the portion of such Straddle Period beginning after the Closing Date; and

(iii)        neither Purchaser nor any of its Affiliates or any successor thereto will file any amended Tax Return in respect of (a) any period ending on or before the Closing Date, or (b) in the case of a Straddle Period, the portion of such Straddle Period ending on the Closing Date.

Section 7.5             Tax Contests. (a) Seller and Purchaser shall provide notice within fifteen (15) Business Days to the other of any pending or threatened Contest of which it becomes aware related to Taxes for any period for which it is indemnified by the other Party hereunder. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents it has received from any Taxing Authority in respect of any such matters. If a Party hereto has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified under Section 7.6 hereof and such Party fails to give the indemnifying Party prompt notice of such asserted Tax liability, then (i) if the indemnifying Party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying Party shall have no obligation to indemnify the indemnified Party for any Taxes arising out of such asserted Tax liability, and (ii) if the indemnifying Party is not precluded from contesting such asserted Tax liability in any forum, but such failure to give prompt notice results in a monetary detriment to the indemnifying Party, then any amount that the indemnifying Party is otherwise required to pay the indemnified Party pursuant to Section 7.6 hereof shall be reduced by the amount of such detriment.

(b)           Seller or its designee shall have the right, upon written notice to Purchaser within thirty (30) days after delivery by Purchaser to Seller of notice, to represent a Conveyed Entity’s interests in any Contest relating to a Tax matter arising with respect to a Pre-Closing Period Tax Return to the extent such Contest is in connection with any Taxes for which Seller may be liable pursuant to Section 7.1 hereof, to employ counsel of its choice at its expense and to control the conduct of such Contest, including settlement or other disposition thereof.

(c)           Purchaser shall have the right to control the conduct of any Contest relating to a Tax matter of a Conveyed Entity arising with respect to a period ending after the Closing Date and of any Contest in respect of which Seller has not elected to represent the interests of a Conveyed Entity pursuant to Section 7.5(b); provided, however, that Seller shall have the right, at Seller’s own expense, to consult with Purchaser regarding any such Contest that may affect a Conveyed Entity for any Pre-Closing Period or for any portion of a Straddle Period ending on the Closing Date; and provided, further, that any settlement or other disposition of any such Contest that may affect a Conveyed Entity for any Pre-Closing Period or any portion of a Straddle Period ending on the Closing Date may only be made with the consent of Seller, which consent will not be unreasonably withheld, delayed or conditioned. In the case of a Contest with respect to a Straddle Period, to the extent that Seller unreasonably withholds, delays or conditions consent, Purchaser’s obligation under Section 7.6(c) of this Agreement to indemnify Seller for any Tax with respect to such period shall terminate and Seller shall reimburse Purchaser for the reasonably incurred costs of the Contest. As with all other disputes under this Agreement, it is understood by the Parties that any disputes arising under this Section 7.5(c), including, but not limited to, disputes regarding consent being unreasonably withheld, delayed or conditioned, shall constitute disputes regarding matters in this Article VII that require the agreement of the Parties within the meaning of Section 7.10 of this Agreement and, therefore, shall be resolved in accordance with Section 7.10 of this Agreement.

(d)           Seller and Purchaser agree, in each case at no cost to the other Party, to cooperate with the other and the other’s Representatives in a prompt and timely manner in connection with any Contest. Such cooperation shall include, but not be limited to, making available to the other Party, during normal business hours, all books, records, returns, documents, files, other information (including working papers and schedules), officers or employees (without substantial interruption of employment) or other relevant information necessary or useful in connection with any Contest requiring any such books, records and files.

(e)           Where there is a dispute with a Taxing Authority regarding liability for Tax for a Pre-Closing Period and for which Seller has an indemnification obligation, Purchaser shall, or shall cause the appropriate Conveyed Entity to, as the case may be, at the request of Seller, pay the amount of the disputed Tax to the Taxing Authority, and Purchaser or the Conveyed Entity shall be reimbursed by Seller in a manner to be agreed upon by the Parties at such time as Seller makes such request.

Section 7.6             Indemnification. (a) The indemnification provisions set forth in this Section 7.6 are the exclusive remedy for obligations of the Parties arising under this Agreement that relate to Taxes and Article VIII of this Agreement shall not apply to such obligations, except that Article VIII of this Agreement shall apply to breaches of Section 3.16. The covenants set forth in this Article VII shall survive the Closing without time limitation.

(b)           Seller shall be liable for, and covenants and agrees to indemnify and hold harmless Purchaser and its Affiliates from and against, any and all liabilities incurred by Purchaser or its Affiliates:

(i)          by reason of a breach by Seller of any covenant contained in Article VII hereof;

(ii)         for Taxes for which Seller bears responsibility pursuant to Section 7.1 hereof; or

(iii)        for Income Taxes of Seller, the Seller Entities and the Conveyed Entities resulting from the application of Treasury Regulation Section 1.1502-6 (or any similar provision of State, local or foreign law) and relating to taxable periods or portions thereof of Seller or its Affiliates ending on or before or including the Closing Date.

(c)           Purchaser shall be liable for, and covenants and agrees to indemnify and hold harmless Seller and its Affiliates from and against, any and all liabilities incurred by any of Seller or its Affiliates:

(i)          by reason of a breach by Purchaser of any covenant contained in Article VII hereof; or

(ii)         for Taxes for which Purchaser bears responsibility pursuant to Section 7.2 hereof.

(d)           If a Party (the “Tax Indemnified Party”) determines that it or any of its Affiliates is or may be entitled to indemnification by another Party (the “Tax Indemnifying Party”) under Section 7.6(b) or Section 7.6(c) hereof, the Tax Indemnified Party will promptly deliver to the Tax Indemnifying Party a written notice and demand therefore (the “Tax Notice”) specifying the basis for indemnification and, if known, the amount for which the Tax Indemnified Party reasonably believes it or any of its Affiliates is entitled to be indemnified (a “Tax Claim”), together with any supporting documentation (including, if applicable, any relevant notice from any Taxing Authority). The Tax Notice must be received by the Tax Indemnifying Party no later than thirty (30) days before the expiration of the applicable Tax statute of limitations; provided, however, that if the Tax Indemnified Party does not receive notice from the applicable Taxing Authority (“Taxing Authority Notice”) that an item exists that could give rise to a Tax Claim more than thirty (30) days before the expiration of the applicable Tax statute of limitations, then the Tax Notice must be received by the Tax Indemnifying Party as promptly as practicable after the Tax Indemnified Party receives the Taxing Authority Notice (but in no event more than five (5) Business Days after the Tax Indemnified Party receives the Taxing Authority Notice). If the Tax Indemnifying Party objects to the Tax Claim in the manner set forth in Section 7.6(e) hereof or if either the Tax Indemnifying Party or the Tax Indemnified Party exercises Contest rights as contemplated by Section 7.5(b), then the Tax Indemnifying Party shall not be liable to make an indemnification payment to the Tax Indemnified Party until there is a determination by the Accountant or a Final Determination regarding the Tax Claim, as the case may be. In all other cases, the Tax Indemnifying Party will pay the Tax Indemnified Party the amount set forth in the Tax Notice, in cash or other immediately available funds, within thirty (30) days after receipt of the Tax Notice; provided, however, that if the amount for which the Tax Indemnified Party reasonably believes it is entitled to be indemnified is not known at the time of the Tax Notice, the Tax Indemnifying Party shall pay the amount known to be due and the Tax Indemnified Party will deliver to the Tax Indemnifying Party a further Tax Notice specifying the unknown amount as soon as reasonably practicable after such amount is known and payment will then be made as set forth above.

(e)           The Tax Indemnifying Party may object to the Tax Claim (or the amount thereof) set forth in any Tax Notice by giving the Tax Indemnified Party, within thirty (30) days following receipt of such Tax Notice, written notice setting forth the Tax Indemnifying Party’s grounds for so objecting (the “Tax Objection Notice”). If the Tax Indemnifying Party does not give the Tax Indemnified Party the Tax Objection Notice within such thirty (30) day period, the Tax Indemnified Party may exercise any and all of its rights under applicable Law and this Agreement to collect such amount.

(f)            The amount of a Tax Claim shall be the amount of Taxes payable by the Tax Indemnified Party net of any anticipated benefit to the Tax Indemnified Party or any of its Affiliates attributable to any Tax item resulting from the facts underlying such Tax Claim.

(g)           If the Tax Indemnified Party and the Tax Indemnifying Party are unable to settle any dispute regarding a Tax Claim within thirty (30) days after receipt of the Tax Objection Notice, the Tax Indemnified Party and the Tax Indemnifying Party will, in accordance with Section 7.10, jointly request the Accountant to resolve the dispute as promptly as possible.

(h)           Failure by the Tax Indemnified Party to promptly deliver to the Tax Indemnifying Party a Tax Notice in accordance with Section 7.6(d) hereof will not relieve the Tax Indemnifying Party of any of its obligations under this Agreement except to the extent the Tax Indemnifying Party is prejudiced by such failure.

(i)            Each of the Parties, on behalf of itself and its Affiliates, agrees not to bring any actions or proceedings, at law, in equity or otherwise, against any other Party or its Affiliates, in respect of any breaches or alleged breaches of any representation, warranty or other provision of this Article VII, except pursuant to and subject to the express provisions of this Section 7.6.

Section 7.7             Refunds. (a) Purchaser shall, and shall cause its Affiliates to, hold in trust for the benefit of Seller all refunds (including interest paid thereon by a Governmental Authority and any amounts applied against a Tax liability for other taxable periods) of any Taxes for which Purchaser is entitled to indemnification pursuant to this Agreement (“Seller’s Refunds”), and, within five (5) Business Days after receipt by Purchaser or any of its Affiliates of any such Seller’s Refund, Purchaser or its Affiliate, as applicable, shall pay over to Seller the amount of such Seller’s Refund without right of set off or counterclaim.

(b)           Seller shall, and shall cause its Affiliates to, hold in trust for the benefit of Purchaser and its Affiliates all refunds (including interest paid thereon by a Governmental Authority and any amounts applied against a Tax Liability for other taxable periods) of any Taxes for which Seller is entitled to indemnification pursuant to this Agreement (“Purchaser’s Refunds”) and, within five (5) Business Days of receipt by Seller or any of its Affiliates of any such Purchaser’s Refund, Seller or and its Affiliate, as applicable, shall pay over to Purchaser the amount of Purchaser’s Refund without right of set off or counterclaim.

(c)           Upon the request of Seller, Purchaser will file, or cause a Conveyed Entity or its Affiliate to file, claims for Seller’s Refunds, in such form as Seller may reasonably request; provided, however, that the filing of any such claim will not result in any prejudice to Purchaser or its Affiliates. Seller will have the sole right to prosecute any claims for Seller’s Refunds (by suit or otherwise) at Seller’s expense and with counsel of Seller’s choice. Purchaser will cooperate, and cause the appropriate Conveyed Entity or Affiliate to cooperate, fully, at Seller’s expense, with Seller and its counsel in connection therewith.

(d)           Upon the request of Purchaser, Seller shall and shall cause its Affiliates to file, claims for Purchaser’s Refunds, in such form as Purchaser may reasonably request; provided, however, that the filing of any such claim will not result in any prejudice to Seller or its Affiliates. Purchaser will have the sole right to prosecute any claims for Purchaser’s Refunds (by suit or otherwise) at Purchaser’s expense and with counsel of Purchaser’s choice. Seller will cooperate, and cause its Affiliates to cooperate, fully, at Purchaser’s expense, with Purchaser and its counsel in connection therewith.

(e)           Except as provided in Sections 7.7(a) and 7.7(b) hereof, any refunds of Taxes other than Seller’s Refunds and Purchaser’s Refunds will be the property of the payee of such refunds and no other Party or its Affiliates will have any right to such refunds.

(f)            To the extent reasonably requested by Seller, and within (30) days of such request, Purchaser and its Affiliates shall grant to Seller appropriate powers of attorney as may reasonably be necessary to prosecute or defend its rights hereunder.

Section 7.8             Assistance and Cooperation. After the Closing Date, Seller and Purchaser shall cooperate (and shall cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Conveyed Entities and the Purchased Assets, including (i) the preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceedings in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession related to the Business available to the other, as provided in Section 7.9 hereof. Seller and Purchaser also shall (and shall cause their respective Affiliates to) make available to the other, as reasonably requested and available, personnel responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes. Any information or documents provided under this Section 7.8 shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes.

Section 7.9             Tax Records. Tax records in possession of Seller (other than those included in the Excluded Assets) and/or the Equity Selling Entities relating to the Conveyed Entities shall be transferred to Purchaser. Seller may make and retain copies of such Tax records. Seller, Purchaser, and their respective Affiliates shall make available to each other (at no cost to the requesting Party) for inspection and copying during normal business hours upon reasonable notice all Tax records in their possession relating to the Conveyed Entities and the Purchased Assets to the extent reasonably required by the other Party in connection with the preparation of Tax Returns, audits, litigations, or the resolution of items under this Article VII. Seller, Purchaser, and their respective Affiliates shall preserve and keep such Tax records in their possession until the expiration of any applicable statutes of limitation and as otherwise required by Law, but in any event for a period of not less than ten (10) years after the Closing Date.

Section 7.10           Dispute Resolution. If Seller and Purchaser fail to agree on the resolution of any of the matters in this Article VII that require the agreement of the Parties or otherwise disagree about the proper interpretation or operation of any provision of this Article VII, then such matter shall be referred to the Accountant for binding arbitration. Seller and Purchaser shall deliver to the Accountant copies of any schedules or documentation that may reasonably be required by the Accountant to make its determination. Each of Purchaser and Seller shall be entitled to submit to the Accountant a memorandum setting forth its position with respect to such arbitration. The Accountant shall render a determination within sixty (60) days of the referral of such matter for binding arbitration. Seller or Purchaser, as the case may be, shall pay to the other Party the amount determined by the Accountant within ten (10) days of the date on which the Accountant makes its determination. Notwithstanding any provision of this Section 7.10, the Accountant may, at its sole discretion, amend the procedures contained herein. The determination of the Accountant shall be final and binding on all Parties. The costs incurred in retaining the Accountant shall be shared equally, fifty percent (50%) by Seller and fifty percent (50%) by Purchaser.

Section 7.11           Payment. All amounts required to be paid to a Party under this Article VII shall be paid in Dollars and translated from local currency at the spot rate. If a Party (the “Payor”) fails to make a payment due and owing under this Article VII to the other Party or any of its Affiliates (the “Payee”) within thirty (30) days of the date prescribed by this Article VII, the Payor will pay to the Payee interest (such interest to be calculated on the basis of a year of 360 days and the actual number of days elapsed) on such payment from and including the date on which such payment was due, but excluding the day the Payor makes such payment, at a rate equal to eight percent (8%) per annum.

Section 7.12           Termination of Tax Allocation Agreements. Immediately prior to the close of business on the Closing Date, (i) all Tax allocation or sharing agreements or arrangements existing between any of Seller and the Equity Selling Entities, on the one hand, and any of the Conveyed Entities, on the other hand, shall be terminated; and (ii) amounts due under such agreements or arrangements shall be settled as of the Closing Date in such manner as Seller shall determine (including capitalization or distribution of amounts due or receivable under such agreements or arrangements). Upon such termination and settlement, no further payments by or to the Conveyed Entities with respect to such agreements or arrangements shall be made, and all other rights and obligations resulting from such agreements or arrangements between the Conveyed Entities and others shall cease at such time.

Section 7.13           Adjustment. All amounts paid, or caused to be paid, by one Party or its Affiliates to another Party or its Affiliates pursuant to this Agreement (other than interest in accordance with Section 7.11 hereof, but including amounts payable under Article VIII hereof) shall be treated by the Parties as an adjustment to the Gross Asset Purchase Price or Gross Equity Purchase Price, as applicable, to the extent permitted by Law.

Section 7.14           Section 338(h)(10) Election. (a) At the sole election of Seller (notice of which shall be provided to Purchaser no later than five (5) Business Days prior to the Closing Date), Purchaser shall join with Seller in making an election under Section 338(h)(10) of the Code and any corresponding or similar elections under state, local or foreign Tax Law (collectively the “Section 338(h)(10) Election”) with respect to the purchase and sale of the stock of the Conveyed Entities. In the event Seller does not choose to make the Section 338(h)(10) Election, the remainder of the provisions of this Section 7.14 shall not apply.

(b)           Seller shall prepare and file all forms and documents required in connection with the Section 338(h)(10) Election. For the purpose of making the Section 338(h)(10) Election, within five (5) Business Days of Seller’s notification of Purchaser of Seller’s intention to make the Section 338(h)(10) Election, Purchaser and Seller each shall execute two (2) copies of Internal Revenue Service Form 8023 (or successor form). Purchaser shall execute (or cause to be executed) and deliver to Seller such additional documents or forms as are reasonably requested to complete the Section 338(h)(10) Election at least ten (10) days prior to the date such documents or forms are required to be filed.

(c)           The Parties agree that, for purposes of the Section 338(h)(10) Election, the “aggregate deemed sales price” (the “ADSP”) with respect to the assets of the Conveyed Entities based upon the amount of the Gross Equity Purchase Price allocated to the stock of the Conveyed Entities pursuant to Section 2.8, shall be allocated for purposes of Section 338 of the

Code and the applicable Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign Tax Law, as appropriate) (the “ADSP Allocation”) in accordance with the procedures provided herein, which allocation shall be binding upon Seller, the Conveyed Entities and Purchaser. Within ninety (90) days of the Closing Date, Seller will provide to Purchaser copies of Internal Revenue Service Form 8594 and any required exhibits thereto (the “Asset Acquisition Statement”) and the ADSP Allocation, with Seller’s proposed allocation of the allocated Gross Purchase Price (together with any Liabilities properly taken into account in determining the ADSP) and the ADSP Allocation. Purchaser will propose to Seller any changes to such Asset Acquisition Statement and the ADSP Allocation (and, in the event that no such changes are proposed in writing to Seller within five (5) Business Days following Purchaser’s receipt of such documents, Purchaser will be deemed to have agreed to and accepted the Asset Acquisition Statement and the ADSP Allocation). The Parties will endeavor in good faith to resolve any differences with respect to the Asset Acquisition Statement and/or the ADSP Allocation within fifteen (15) days after Seller’s receipt of written notice of objection from Purchaser.

(d)           If Purchaser withholds its consent to the allocation reflected in the Asset Acquisition Statement or the ADSP Allocation, and Purchaser and Seller have acted in good faith to resolve any differences with respect to items on the Asset Acquisition Statement or the ADSP and thereafter are unable to resolve any differences that, in the aggregate, are material in relation to the ADSP Allocation, then any remaining disputed matters will be finally and conclusively determined by the Arbiter. Promptly, but not later than fifteen (15) days after its acceptance of appointment hereunder, the Arbiter will determine (based solely on presentation of Purchaser and Seller and not by independent review) only those matters in dispute and will render a written report as to the disputed matters and the resulting ADSP Allocation or other allocation or determination, which report shall be conclusive and binding upon the Parties. The Parties shall, subject to the requirements of applicable Tax Law or election, file all Tax returns and reports consistent with the allocation provided in the Asset Acquisition Statement and the ADSP Allocation, or, if applicable, the determination of the Arbiter. The Parties shall bear equally the fees and expenses of the Arbiter.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

Section 8.1             Survival of Representations and Warranties. (a) The respective representations and warranties of Seller and Purchaser contained in Articles III and IV shall survive the Closing until the date that is fifteen (15) months from the Closing Date; provided that the representations and warranties set forth in Section 3.3(b) (“Capital Structure”) shall survive for the applicable statute of limitations.

(b)           Neither Seller nor Purchaser shall have any liability whatsoever with respect to any representation and warranty unless a claim is made hereunder prior to the expiration of the applicable survival period for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved.

Section 8.2             Indemnification by Seller. (a) Subject to the limitations set forth in this Article VIII, after the Closing, Seller agrees to defend and indemnify Purchaser and each of its officers and directors (the “Purchaser Indemnitees”) and save and hold each of them harmless against any Losses incurred by them as a result of: (i) any failure of any representation or warranty made by Seller contained in Article III to be true and correct on and as of the Closing Date (it being agreed that any materiality or Material Adverse Effect qualification in a representation and warranty shall be disregarded in determining whether any such representation and warranty has been breached except as set forth in Schedule 6.2(b) of the Seller Disclosure Letter); (ii) any breach of any covenant or agreement by Seller contained in this Agreement (other than covenants contained in Article VII, which are addressed by Article VII exclusively); and (iii) any Retained Liability.

(b)           Subject to the rights and limitations set forth in this Section 8.2 and Sections 8.4(b), 8.4(d), 8.5, 8.6, 8.7 and 8.8, after the Closing, Seller agrees to defend and indemnify the Purchaser Indemnitees and save and hold each of them harmless against any Losses incurred by them as a result of (i) the presence or release of, or human exposure to, Hazardous Substances in, on, or beneath any Leased Real Property or any Real Property, in each case, to the extent existing or occurring on or prior to the Closing Date; and (ii) any violation of any Environmental Law by the Business, any Asset Selling Entity (in connection with the Business) or any Conveyed Entity, to the extent relating to or arising from acts or omissions occurring on or prior to the Closing Date; provided it is understood that no Losses relating to or arising from any violation occurring after the Closing Date are recoverable under this Section 8.2(b)(ii).

(c)           Certain Limitations. (i) Notwithstanding anything to the contrary contained in this Agreement, (x) for all Environmental Standalone Claims made or existing after the tenth anniversary of the Closing Date, Seller shall not be liable for such claims unless and until the aggregate amount of all indemnifiable Losses relating to such claims and incurred after the tenth anniversary of the Closing Date equals or exceeds One Million Dollars ($1,000,000), in which case Seller shall be liable only for the amount of the Losses in excess of such amount; (y) from and after the Closing, the maximum aggregated amount of indemnifiable Losses which may be recovered under Section 8.2(b) shall be Thirty Million Dollars ($30,000,000); and (z) Seller shall not be liable for any Environmental Standalone Claim unless such claim is made hereunder prior to the date that is 20 years from the Closing Date.

(ii) With respect to any and all Environmental Indemnity Claims, Purchaser and Seller, as the case may be, shall act only in a “Commercially Reasonable Manner” which shall mean the most cost-effective and commercially reasonable method for investigation, remediation, removal, corrective action, containment, monitoring and/or other response action permitted by applicable Environmental Laws, determined from the perspective of a reasonable business person acting (without regard to the availability of indemnification hereunder) to achieve compliance with Environmental Laws in effect as of the Closing (it being understood that Commercially Reasonable Manner shall include the use of risk-based remedies, institutional or engineering controls, or deed restrictions, based on the use of the property at Closing).

(iii) Seller shall have no obligations for any Environmental Indemnity Claim to the extent Losses thereunder result from or are the consequence of any action (including disclosure, report or other communication from the Purchaser and its Affiliates (or their agents) to any

Governmental Authority or other third party or any Phase II or other intrusive investigations or sampling, testing or monitoring of the soil, surface water or groundwater performed by Purchaser or its Affiliates (or their agents)) that is not (A) required by an Environmental Law; or (B) necessary to address a condition first discovered as a result of construction activities at, on or beneath a Leased Real Property or Real Property.

(iv) Seller shall have no obligation for any Environmental Indemnity Claim to the extent Losses result, in whole or in part, from any change in use of any Leased Real Property, any Real Property, the property subject to the Sublease Agreement or the Property subject to the Cork Sublease from its current use to any nonindustrial use after the Closing Date.

(v) From and after the Closing Date, with respect to the Business, any Leased Real Property or any Real Property, Purchaser shall, and will cause each of its Affiliates and Subsidiaires to, comply with all applicable Environmental Laws in all material respects.

(vi) The Purchaser Indemnitees shall be permitted to assign a portion of their rights to bring an Environmental Indemnity Claim; provided that no more than two such assignments may be made by all the Purchaser Indemnitees, taken as a whole, and; provided, further, any such assignment, if made, shall be effective if, and only if, the assignee agrees in writing to be bound to all of the limitations applicable to Environmental Indemnity Claims set forth in this Article VIII.

(d)           Environmental Procedures. (i) Seller shall have the right, but not the obligation, to conduct and control the defense or negotiation (including any investigatory, monitoring, response or remedial actions) of any Environmental Indemnity Claim for which Purchaser Indemnitees are entitled to indemnification pursuant to Section 8.2(a) or Section 8.2(b), including its resolution, compromise or settlement, with counsel and environmental consultant selected, if any, by Seller. No resolution, compromise or settlement in respect of such Environmental Indemnity Claim may be reached by Seller without Purchaser’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) unless the resolution, settlement or compromise involves only the payment of monetary damages. In the event Seller elects to control the defense or negotiation of any Environmental Indemnity Claim, Purchaser shall provide Seller with reasonable access to its properties and employees. In the event Seller elects not to control the defense of any Environmental Indemnity Claim, Purchaser shall control the defense of such Environmental Indemnity Claim, including its resolution, compromise or settlement, and no resolution, compromise or settlement in respect of such Environmental Indemnity Claim may be reached by Purchaser without Seller’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(ii) Purchaser and Seller, at their sole cost, as the case may be, with respect to any matter managed and controlled by the other, shall have the right to (x) participate in any meetings or material negotiations with any third party (excluding counsel, consultants or other experts retained by the controlling party) with respect to any Environmental Indemnity Claim and shall be provided with reasonable advance notice of the same and (y) review in advance and provide comments on any documents proposed to be submitted to Governmental Authorities or other third parties.

(iii) Seller and Purchaser agree that the issuance in respect of an Environmental Indemnity Claim  of a “no further action” letter or the equivalent indicia of completion issued by any Governmental Authority having jurisdiction over remediation (“NFA Letter”) shall constitute completion of Seller’s obligation for such Environmental Indemnity Claim; provided, however, that in the event the NFA Letter contains re-openers or other provisions that reserve the right of the issuing Governmental Authority to require additional investigation and/or remediation of Hazardous Substances or seek additional damages (“Re-Opener”) and that Re-Opener is triggered before the twentieth anniversary of the Closing Date, Seller shall not invoke the receipt of the NFA Letter to avoid fulfilling its obligations with respect to such Environmental Indemnity Claim.

(iv) In the event of any inconsistency between the terms of this Section 8.2 and the other provisions in Article VIII, the provisions of this Section 8.2 shall control.

Section 8.3     Indemnification by Purchaser. Subject to the limitations set forth in this Article VIII, after the Closing, Purchaser agrees to defend and indemnify Seller and its Affiliates and each of their respective officers and directors (“Seller Indemnitees”) and save and hold each of them harmless against any Losses incurred by them as a result of: (i) any failure of any representation or warranty made by Purchaser contained in Article IV to be true and correct in all material respects on and as of the Closing Date; (ii) any breach of any covenant or agreement by Purchaser contained in this Agreement; (iii) any Assumed Liability or any Liability of a Conveyed Entity; (iv) events occurring on or after the Closing Date in connection with the Business, the Purchased Assets or the Equity Interests, including the use, ownership, possession, operation, or occupancy of any Leased Real Property or Real Property, the Intellectual Property of the Business, the Purchased Assets or the Equity Interests from and after the Closing Date; and (v) any Parent Guarantee, Seller Surety Bond or Parent LofC or any Related Obligation or Contract that remains outstanding after the Closing.

Section 8.4     Limitation on Indemnification, Mitigation.

(a)   Notwithstanding anything to the contrary contained in this Agreement, neither Seller nor Purchaser shall be liable for any claim for indemnification pursuant to Section 8.2(a)(i) (other than with respect to Section 3.3(b)), Section 8.2(a)(ii) arising out of a breach of Section 5.2 or 8.3(i), as the case may be, (i) for any individual item where the Loss relating thereto is less than Ten Thousand Dollars ($10,000) (the “Per-Claim Deductible”) and (ii) unless and until the aggregate amount of all such indemnifiable Losses which may be recovered from Seller or Purchaser, as the case may be, equals or exceeds Six Million Four Hundred Thousand Dollars ($6,400,000), in which case Seller or Purchaser, as the case may be, shall be liable only for the amount of the Losses in excess of such amount. It is further agreed that the maximum aggregate amount of indemnifiable Losses which may be recovered for indemnification (i) pursuant to Section 8.2(a)(i) (other than with respect to Section 3.3(b)) and Section 8.2(a)(ii) arising out of a breach of Section 5.2, as the case may be, shall be an amount equal to Sixty-Four Million Dollars ($64,000,000) and (ii) pursuant to Section 8.3(i) shall be an amount equal to Sixty-Four Million Dollars ($64,000,000).

(b)   Purchaser acknowledges and agrees that Seller shall not have any liability under any provision of this Agreement for any Loss to the extent that such Loss relates to any action taken by Purchaser or any other Person (other than Seller and the Seller Entities in breach of this Agreement) after the Closing Date. Purchaser shall take and shall cause its Affiliates to take all commercially reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Loss.

(c)   Seller acknowledges and agrees that Purchaser shall not have any liability under any provision of this Agreement for any Loss to the extent that such Loss relates to any action taken by Seller or any other Person (other than Purchaser in breach of this Agreement) after the Closing Date. Seller shall take and shall cause its Affiliates to take all commercially reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Loss.

(d)   Notwithstanding anything in this Agreement to the contrary, the aggregate liability of Seller under this Agreement with respect to Losses to Purchaser Indemnitees for indemnification with respect to this Agreement shall not be in excess of the total amount of proceeds received by Seller in connection with the transactions contemplated by this Agreement.

Section 8.5     Losses Net of Insurance, Etc. The amount of any Loss for which indemnification is provided under Section 7.6, 8.2 or 8.3 shall be net of (i) any accruals or reserves on the financial statements referenced in Section 3.6 or included in the determination of the Closing Date Working Capital, (ii) any amounts recovered by the Indemnified Party pursuant to any indemnification by, or indemnification agreement with, any third party, (iii) any insurance proceeds or other cash receipts or sources of reimbursement received as an offset against such Loss (each Person named in clauses (ii) and (iii), a “Collateral Source”), and (iv) an amount equal to the present value of the Tax benefit, if any, attributable to such Loss. Purchaser agrees to use commercially reasonable efforts to seek recovery from all Collateral Sources. The Indemnifying Party may require an Indemnified Party to assign the rights to seek recovery pursuant to the preceding sentence; provided, however, that the Indemnifying Party will then be responsible for pursuing such claim at its own expense. If the amount to be netted hereunder in connection with a Collateral Source from any payment required under Section 7.6, 8.2 or 8.3 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article VIII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VIII had such determination been made at the time of such payment, and any excess recovery from a Collateral Source shall be applied to reduce any future payments to be made by the Indemnifying Party pursuant to Section 7.6, 8.2 or 8.3. Notwithstanding anything herein to the contrary, in no event shall “Losses” be calculated based upon any multiple of lost earnings or other similar methodology used to value the Business, the Purchased Assets, the Assumed Liabilities or the Conveyed Entities or based on the financial performance or results of operations of the Business, the Purchased Assets, the Assumed Liabilities or the Conveyed Entities.

Section 8.6     Indemnification Procedure. (a) Promptly after the incurrence of any Losses by any Person entitled to indemnification pursuant to Sections 5.5, 5.6, 5.12, 8.2 or 8.3 hereof (an “Indemnified Party”), including any claim by a third party described in Section

8.7, which might give rise to indemnification hereunder, the Indemnified Party shall deliver to the Party from which indemnification is sought (the “Indemnifying Party”) a certificate (the “Claim Certificate”), which Claim Certificate shall:

(i)  state that the Indemnified Party has paid or anticipates it will incur liability for Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

(ii) specify in reasonable detail (and have annexed thereto all supporting documentation, including any correspondence in connection with any Third-Party Claim and paid invoices for claimed Losses) each individual item of Loss included in the amount so stated, the date such item was paid or accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder. The failure of an Indemnified Party to give reasonably prompt notice of any claim or claims shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party is materially prejudiced as a result of such failure.

(b)   In the event that the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate, the Indemnifying Party shall, within forty-five (45) days after receipt by the Indemnifying Party of such Claim Certificate, deliver to the Indemnified Party a notice of objection to such effect, specifying in reasonable detail the basis for such objection, and the Indemnifying Party and the Indemnified Party shall, within the sixty (60) day period beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts within such time period, then the Indemnified Party shall be permitted to submit such dispute to a court of competent jurisdiction as set forth in Section 11.10(b).

(c)   Claims for Losses covered by a memorandum of agreement of the nature described in Section 8.6(b) and claims for Losses the validity and amount of which have been the subject of judicial determination as described in Section 8.6(b) or shall have been settled with the consent of the Indemnifying Party, as described in Section 8.7, are hereinafter referred to, collectively, as “Agreed Claims.”  Within ten (10) Business Days of the determination of the amount of any of the Agreed Claims, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) Business Days prior to such payment.

Section 8.7     Third-Party Claims. (a) If a claim by a third-party is made against any Indemnified Party with respect to which the Indemnified Party intends to seek indemnification hereunder for any Loss under this Article VIII, the Indemnified Party shall promptly notify the Indemnifying Party of such claim. The Indemnifying Party shall have the right, but not the obligation, to conduct and control, through counsel of its choosing, any third party claim, action, suit or proceeding (a “Third-Party Claim”). If the Indemnifying Party elects to conduct and control any Third-Party Claim, it shall, within thirty (30) days of receipt of notice of the such Third-Party Claim, notify the Indemnified Party of its intent to do so. If the Indemnifying Party elects not to conduct and control any Third Party Claim, the Indemnified Party may conduct and control any Third-Party Claim. The Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of any such action or suit which the Indemnifying Party has elected to assume the defense of through counsel chosen by the Indemnified Party; provided, however, that the fees and expenses of such counsel shall be borne by the Indemnified Party. If the Indemnifying Party elects not to control or conduct the defense or prosecution of a Third-Party Claim, the Indemnifying Party nevertheless shall have the right to participate in the defense or prosecution of any Third-Party Claim and, at its own expense, to employ counsel of its own choosing for such purpose. Notwithstanding anything in this Section 8.7(a) to the contrary, the Indemnifying Party shall not, without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned, settle or compromise any Third-Party Claim unless the settlement or compromise involves only the payment of monetary damages. Notwithstanding anything in this Section 8.7(a) to the contrary, the Indemnified Party shall not, without the written consent of the Indemnifying Party, settle or compromise any Third-Party Claim.

(b)   The Parties shall cooperate in the defense or prosecution of any Third-Party Claim, with such cooperation to include (i) the retention and the provision of the Indemnifying Party records and information that are reasonably relevant to such Third-Party Claim and (ii) the making available of employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.

Section 8.8     Sole Remedy/Waiver. The Parties acknowledge and agree that, in the event that the Closing occurs, the remedies provided for in this Agreement shall be the Parties’ sole and exclusive remedy for any misrepresentation or breach of the warranties or covenants contained in this Agreement. In furtherance of the foregoing, the Parties hereby waive, effective upon the occurrence of the Closing, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contribution, if any, and claims for rescission) for breach of the warranties or covenants contained in this Agreement; provided, however, that the foregoing shall not apply to deliberate misrepresentations by any Party or any of its Affiliates.

ARTICLE IX

GUARANTEE

Section 9.1     Guarantee. From and after the date of this Agreement, Guarantor hereby irrevocably, absolutely and unconditionally guarantees the due and punctual payment of all amounts required to be paid by Purchaser under this Agreement when the same shall become due and payable, according to the terms hereof. This guarantee shall be a continuing guarantee and shall remain in full force and effect until, and Guarantor’s liability under this guarantee shall terminate upon, payment in full of all such amounts by Purchaser. Guarantor hereby expressly waives all (i) presentment, (ii) demands for payment or performance, (iii) diligence, (iv) demands of protest, dishonor, or reliance thereon, and (v) protests of non-payment. Guarantor acknowledges that its obligations under this Section 9.1 shall not be released or discharged in whole or in part by the insolvency, bankruptcy, liquidation, termination, dissolution, merger, consolidation or other business combinations of Purchaser.

ARTICLE X

TERMINATION

Section 10.1   Termination. This Agreement may be terminated at any time prior to the Closing:

(a)   by written agreement of Purchaser and Seller;

(b)   by either Purchaser or Seller, by giving written notice of such termination to the other Party, if the Closing shall not have occurred on or prior to the first anniversary of the date hereof (the “End Date”) (unless the failure to consummate the Closing by such date shall be due to the failure of the Party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement); provided, that if, as of the End Date, all conditions to this Agreement have been satisfied or waived (other than conditions that by their nature cannot be satisfied until the Closing), other than the condition set forth in Section 6.1(b), then either Party may, by written notice to the other Party, extend the End Date to 5:00 p.m. (New York time) on the date that is fifteen (15) months after the date of this Agreement.

(c)   by either Purchaser or Seller if any court of competent jurisdiction or other competent Governmental Authority shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable;

(d)   by either Purchaser or Seller upon the earlier to occur of (i) the filing of a complaint by a Governmental Authority seeking to enjoin the consummation of the transactions contemplated by this Agreement and (ii) the entry of an Order seeking to preliminarily enjoin the consummation of the transactions contemplated by this Agreement;

(e)   by Purchaser if any of the representations or warranties of Seller contained in this Agreement are inaccurate or untrue to the extent that any such inaccuracy or untruth would cause the failure of the condition set forth in Section 6.2(b) or if Seller has failed to discharge and fulfill any of its covenants or agreements contained in this Agreement to the extent that any such failure would cause the failure of the condition set forth in Section 6.2(a), and such inaccuracy or failure has not been cured within thirty (30) days after written notice of such failure, inaccuracy or untruth has been given to Seller; or

(f)    by Seller if any of the representations or warranties of Purchaser contained in this Agreement are inaccurate or untrue to the extent that any such inaccuracy or untruth would cause the failure of the condition set forth in Section 6.3(b) or if Purchaser has failed to discharge and fulfill any of its covenants or agreements contained in this Agreement to the extent that any such failure would cause the failure of the condition set forth in Section 6.3(a), and such inaccuracy or failure has not been cured within thirty (30) days after written notice of such failure, inaccuracy or untruth has been given to Purchaser.

Section 10.2   Effect of Termination. (a) In the event of the termination of this Agreement in accordance with Section 10.1, this Agreement shall thereafter become void and have no effect, and no Party shall have any Liability to the other Party or their respective Affiliates, directors, officers or employees except for the obligations of the Parties contained in this Section 10.2 and in Sections 5.1 (“Information and Documents”), 11.1 (“Notices”), 11.7 (“Public Disclosure”), 11.8 (“Return of Information”), 11.9 (“Expenses”) and 11.10 (“Governing Law; Jurisdiction; Waiver of Jury Trial”) and except that nothing herein will relieve any Party from Liability for any willful and deliberate breach of any covenant set forth in this Agreement prior to such termination.

(b)If this Agreement is terminated in accordance with Section 10.1, Purchaser agrees that the prohibition in the Confidentiality Agreement restricting Purchaser’s ability to solicit any Business Employees to join the employ of Purchaser or any of its Affiliates shall be extended to a period of three (3) years from the date of such termination.

ARTICLE XI

MISCELLANEOUS

Section 11.1   Notices. Except as otherwise expressly provided in this Agreement, any notice or other communication required or permitted under this Agreement shall be in writing and deemed to have been duly given (i) five (5) Business Days following deposit in the mails if sent by registered or certified mail, postage prepaid, (ii) when sent, if sent by facsimile transmission and if receipt thereof is confirmed by machine generated receipt, (iii) when delivered, if delivered personally to the intended recipient and (iv) two (2) Business Days following deposit with a nationally recognized overnight courier service, in each case addressed as follows:

To Seller:

c/o Tyco Electronics Ltd.

1050 Westlakes Drive

Berwyn, PA 19312

Attn:       General Counsel

Facsimile:       (610) 893-9602

and

Tyco Electronics Ltd.

21 Lowder Street

Dedham, MA 02026

Attn:       Jeanne Quirk

Facsimile:       (617) 848-0630

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell

450 Lexington Avenue

New York, New York  10017

Attn:       William Aaronson, Esq.

Facsimile:       (212) 450-3397

To Purchaser:

Cobham Defense Electronic Systems Corporation

58 Main Street, Route 117

Bolton, Massachusetts 01740

Attn:       David V. Gaggin

Facsimile:  (978) 779-2906

with a copy (which shall not constitute notice) to:

Jaeckle Fleischmann & Mugel, LLP

12 Fountain Plaza

Suite 800

Buffalo, New York  14052

Attn:       Joseph P. Kubarek, Esq.

Kristen M. Birmingham, Esq.

Facsimile:       (716) 856-0432

Section 11.2   Joinder. At the Closing, the Conveyed Entities, shall execute a joinder to this Agreement pursuant to which they will assume, and will be obligated with Purchaser and each other on a joint and several basis, to perform and satisfy each of Purchaser’s obligations under this Agreement.

Section 11.3   Amendment; Waiver. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and Seller or, in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 11.4   Assignment. No Party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party; provided, however, that Purchaser may assign its rights and obligations under this Agreement, in whole or in part, to its Affiliates without the consent of Seller; provided, further, that no such assignment shall relieve Purchaser or Guarantor of any of its obligations hereunder.

Section 11.5   Entire Agreement. This Agreement (including all Schedules and Exhibits) contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters except for (i) the Confidentiality Agreement which will remain in full force and effect for the term provided for therein if this Agreement is terminated in accordance with Section 10.1 and (ii) any written agreement of the Parties that expressly provides that it is not superseded by this Agreement.

Section 11.6   Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Purchaser, Seller or their successors or permitted assigns any rights or remedies under or by reason of this Agreement; provided, however, the Conveyed Entity Covered Persons shall be third-party beneficiaries of the obligations of Purchaser set forth in Section 5.12 and the applicable Affiliates of Seller shall be third-party beneficiaries of the obligations of Purchaser set forth in Section 5.13.

Section 11.7   Public Disclosure. Notwithstanding anything herein to the contrary, each of Purchaser and Seller agrees that, except as may be required to comply with the requirements of any applicable Laws and the rules and regulations of each stock exchange upon which the securities of such Party is listed, if any, no press release or similar public announcement or communication shall be made concerning the execution or performance of this Agreement unless the Parties shall have consulted in advance with respect thereto.

Section 11.8   Return of Information. If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, Purchaser shall promptly return to Seller all books and records furnished by Seller, any other Seller Entity, any Conveyed Entity or any of their respective Affiliates, agents, employees, or representatives (including all copies, summaries and abstracts, if any, thereof) in accordance with the terms of the Confidentiality Agreement.

Section 11.9   Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such expenses.

Section 11.10    Governing Law; Jurisdiction; Waiver of Jury Trial. (a) This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the conflicts of law principles of such state.

(b)   With respect to any suit, action or proceeding relating to this Agreement (each, a “Proceeding”), each Party irrevocably (i) agrees and consents to be subject to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any New York State court sitting in New York City and (ii) waives any objection which it may have at any time to the laying of venue of any Proceeding brought in any such court, waives any claim that such Proceeding has been brought in an inconvenient forum and further waives the right to object, with respect to such Proceeding, that such court does not have any jurisdiction over such Party. The foregoing consent to jurisdiction shall not constitute general consent to service of process in the State of New York for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective Parties to this Agreement.

Each of Seller and Purchaser irrevocably agrees that service of any process, summons, notice or document by United States registered mail to such Party’s address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 11.10(b).

(c)   EACH OF PURCHASER AND SELLER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION AS BETWEEN THE PARTIES DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR DISPUTES RELATING HERETO. EACH OF PURCHASER AND SELLER (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10(c).

(d)   The Parties agree that the prevailing party or parties, as the case may be, in any suit, action or proceeding relating to this Agreement shall be entitled to reimbursement of all costs of litigation, including reasonable attorneys’ fees, from the non-prevailing party. For purposes of this Section 11.10(d), each of the “prevailing party” and the “non-prevailing party” in any suit, action or proceeding shall be the party designated as such by the court or other appropriate official presiding over such suit, action or proceeding, such determination to be made as a part of the judgment rendered thereby.

Section 11.11     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

Section 11.12     Headings. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 11.13     No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 11.14     Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid, illegal or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 11.15     Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, in addition to any other remedy to which they are entitled at law or in equity.

*     *     *     *     *

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.

TYCO ELECTRONICS GROUP S.A.

By:	/s/ Terrence R. Curtin
	Name:	Terrence R. Curtin
	Title:	Executive Vice President and Chief Financial Officer

COBHAM DEFENSE ELECTRONIC SYSTEMS CORPORATION

By:	/s/ David V. Gaggin
	Name:	David V. Gaggin
	Title:	President

COBHAM PLC, solely for the purposes of Article IX

By:	/s/ Ken Morrison
	Name:	Ken Morrison
	Title:	Group Director of Corporate Finance and Tax